Exhibit 10.1

EXECUTION COPY

LEASE AGREEMENT

SENECA LANDLORD, LLC,

(formerly known as REG SENECA, LLC),

AS LANDLORD

-and-

REG SENECA, LLC,

AS LESSEE

April 8, 2010

LEASE AGREEMENT

This LEASE AGREEMENT (this “Lease”) is made and entered into as of April 8, 2010 (the “Effective Date”) by and between SENECA LANDLORD, LLC, an Iowa limited liability company formerly known as REG Seneca, LLC (“Landlord”) and REG SENECA, LLC, an Iowa limited liability company (“Lessee”). Renewable Energy Group, Inc., a Delaware corporation and REG Intermediate Holdco, Inc., a Delaware corporation have executed this Lease solely for purposes of Section 13.3.2.

RECITALS

A. Landlord is the owner of fee simple title to that certain real property consisting of approximately 27.46 acres of land (the “Land”) located in Seneca, Illinois, and legally described on Exhibit A attached hereto.

B. The parties acknowledge that a biodiesel production facility (the “Plant”) is located on the Land and that the Plant currently is not operational. Lessee shall upgrade the Plant and perform certain repairs of the Plant, in addition to completing repairs of the tank liners, so that the Plant shall become operational, all as provided more specifically herein. The Plant, together with all repairs to be made, are sometimes collectively referred to herein as the “Improvements.” The Land and the Improvements are sometimes collectively referred to herein as the “Premises”.

C. Landlord desires to lease the Premises to Lessee, and Lessee desires to lease the Premises from Landlord.

D. The parties desire to enter into this Lease, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the monetary consideration, mutual covenants, conditions and promises and other good and valuable consideration herein set forth, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing Recitals are true and correct and are incorporated herein by this reference, and further agree as follows:

ARTICLE I - DEFINITIONS

Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. The following capitalized terms shall have the meaning indicated for each below.

“ABL Agreement” has the meaning set forth in the Credit Agreement.

“Account Debtor” means the Person that is obligated on or under any Account owing to Lessee.

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by Lessee.

“Accounts Agreement” means the Accounts Agreement, dated as of April 8, 2010, among the Landlord, the Lessee, the Accounts Bank, the Collateral Agent and the Administrative Agent.

“Accounts Bank” means Sterling Bank, and includes each other Person that may, from time to time, be appointed as successor Accounts Bank.

“ADA” means the Americans with Disabilities Act of 1990 and all regulations promulgated thereunder, as the same may be amended from time to time.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which Lessee becomes a party after the date hereof, other than any document under which (a) (i) with respect to any of the foregoing pursuant to which the Lessee is obligated to pay COGS Expenses, the Lessee could not reasonably be expected to have obligations or liabilities in the aggregate or be entitled to receive revenues in the aggregate in excess of (A) if one train of the Project is in commercial operation, four million Dollars ($4,000,000), (B) if two trains of the Project are in commercial operation, four million five hundred thousand Dollars ($4,500,000) and (C) if three trains of the Project are in commercial operation, five million Dollars ($5,000,000), (ii) with respect to any of the foregoing pursuant to which the Lessee is obligated to sell biodiesel, glycerin and other byproducts of the biodiesel production process or to enter into contract manufacturing, tolling or similar biodiesel transactions, the Lessee could not reasonably be expected to have obligations or liabilities in the aggregate or be entitled to receive revenues in the aggregate in excess of (A) if one train of the Project is in commercial operation, five million Dollars ($5,000,000), (B) if two trains of the Project are in commercial operation, ten million Dollars ($10,000,000) and (C) if three trains of the Project are in commercial operation, fifteen million Dollars ($15,000,000) and (iii) with respect to any other of the foregoing, the Lessee could not reasonably be expected to have obligations or liabilities in the aggregate in excess of one million Dollars ($1,000,000), or be entitled to receive revenues in the aggregate in excess of one million Dollars ($1,000,000), in each case in value in any twelve (12) month period and (b) a termination of which could not reasonably be expected to result in a Material Adverse Effect; provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Rent” means, on each Payment Date, all amounts due and payable by Landlord as of such Payment Date pursuant to the Credit Agreement in excess of the Base Rent payable on such Payment Date.

“Administrative Agent” means the Administrative Agent under the Credit Agreement.

“Affiliate” has the meaning set forth in the Credit Agreement.

“Agents” has the meaning set forth in the Credit Agreement.

“Alterations” means any improvements, renovations, construction, demolition, or other changes to the Land or the Plant, or both, after completion of the capital repair, remediation and improvement work contemplated by the Capital Improvement Budget, in each case permitted by and performed in accordance with the terms of this Lease and for which funds are available to Landlord or Lessee, as the case may be, pursuant to the Credit Agreement.

“Ancillary Documents” means, with respect to each Additional Project Document, the following, each of which shall be in form and substance reasonably satisfactory to Landlord:

(i)	each security instrument and agreement necessary or desirable to grant to Landlord a perfected Lien (subject only to Permitted Liens) in such Additional Project Document and all property interests received by Lessee in connection therewith;

(ii)	all recorded UCC financing statements and other filings required to perfect such Lien;

(iii)	if reasonably requested by Landlord, opinions of counsel for Lessee addressing such matters relating to such document, each applicable Lessee Security Document, and Lien as Landlord may reasonably request;

(iv)	if reasonably requested by Landlord, a Consent with respect to such Additional Project Document from each Project Party thereto and an opinion of counsel to such Project Party addressing matters relating to such Additional Project Document and such Consent as Landlord may reasonably request; and

(v)	certified evidence of the authorization of such Additional Project Document by Lessee.

“Approved Operator” means (a) Bunge North America, Inc. (“Bunge”), (b) West Central Cooperative (“West Central”), (c) a Person the Equity Interests of which are owned by Bunge, West Central and an affiliate of USRG Management Company, LLC (“USRG”), USRG Power and Biofuels Fund II (“USRG II”) or USRG Power and Biofuels Fund III (“USRG III,” and together with USRG and USRG II, the “USRG Parties”), or (d) a Person reasonably satisfactory to the Senior Secured Parties the Equity Interests of which are owned by a USRG Party.

“Asset Purchase Agreement” shall have the meaning set forth in the Credit Agreement.

“Auditors” means those nationally recognized independent auditors selected by Lessee and approved by Landlord.

“Authorized Officer” means (i) with respect to the Lessee Pledgor, its chief executive officer, chief operating officer, president, any vice president, treasurer or chief financial officer or (ii) with respect to Lessee, any manager, president, any vice president, treasurer or chief financial officer, who, in each such case, has been named as an Authorized Officer on a certificate of incumbency delivered to the Landlord on or after the date hereof.

“Bankruptcy Code” has the meaning set forth in the Credit Agreement.

“Bankruptcy Court” has the meaning set forth in the Credit Agreement.

“Base Rent” means, on each Payment Date, the sum of the Minimum Interest Payment and the Principal Payment, if any, due on such Payment Date pursuant to the Credit Agreement.

“Blender's Production Credit” has the meaning set forth in the Credit Agreement.

“Blocked Account Collateral” has the meaning set forth in the Lessee Blocked Account Agreement.

“Borrower Revenue Account” has the meaning set forth in Section 3.01(a)(i) of the Accounts Agreement.

“Bring Down Date” has the meaning set forth in the Credit Agreement.

“Business Day” has the meaning set forth in the Credit Agreement.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Lease or otherwise obtained with respect to the Lessee or the Project relating to business interruption or delayed start-up.

“Capital Expenditures” has the meaning set forth in the Credit Agreement.

“Capital Improvement Account” has the meaning set forth in the Credit Agreement.

“Capital Improvement Budget” means the budget attached hereto as Schedule 1(a) that sets forth all categories of costs and expenses required in connection with the performance of capital improvements with respect to, start-up, and testing of the Project, including all construction costs, all costs under the Construction Contracts, all interest, taxes and other carrying costs, and costs related to the performance of capital improvements described under the Project Documents, as may be updated from time to time with the prior written consent of Landlord.

“Capital Improvement Completion Date” has the meaning set forth in the Credit Agreement.

“Capital Improvement Status Report” shall have the meaning set forth in the Credit Agreement.

“Cash Equivalents” has the meaning set forth in the Credit Agreement.

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all cash paid to the Lessee during such period in connection with sales of Products, (ii) all interest and investment earnings paid to Lessee or the Lessee Revenue Account during such period on amounts on deposit in the Lessee Revenue Account, (iii) all cash paid to Lessee during such period as Business Interruption Insurance Proceeds, and (iv) all other cash including biodiesel production tax credits paid to Lessee during such period; provided, however, that Cash Flow shall not include any proceeds of any other Indebtedness incurred by Lessee; Insurance Proceeds; Condemnation Proceeds; Project Document Termination Payments; proceeds from any disposition of assets of the Project or Lessee (other than Products); amounts received, whether by way of a capital contribution or otherwise, from any holders of Equity Interests of Lessee; and any other extraordinary or non-cash income or receipt of the Lessee under GAAP.

“Casualty Event” means an event that causes the Project, or any material portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CERCLA” has the meaning set forth in the Credit Agreement.

“Change of Control of Lessee” means:

(i) REG ceases to own directly or indirectly 100% of the Equity Interests in the Lessee; or

(ii) other than as a result of an initial public offering of the equity securities of REG, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of REG entitled to vote for members of the board of directors or equivalent governing body of REG on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); provided that the REG Stockholders Agreement, dated as of February 26, 2010, shall not be deemed to create a “group”; or

(iii) other than as a result of a change in the composition of the board of directors as a result of an initial public offering of the equity securities of REG, a majority of the members of the board of directors of REG cease to be composed of individuals (1) who are members of that board on the date hereof, (2) whose election or nomination to that board was approved by individuals referred to in clause (1) above constituting at the time of such election or nomination at least a majority of that board or (3) whose election or nomination to that board was approved by individuals referred to in clauses (1) and (2) above constituting at the time of such election or nomination at least a majority of that board (excluding, in the case of both clause (2) and clause (3), any individual whose initial nomination for, or assumption of office as, a member of that board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Closing Date Disbursements” has the meaning set forth in the Credit Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“COGS Expenses” has the meaning set forth in the Credit Agreement.

“Cold Shutdown” has the meaning set forth in the Credit Agreement.

“Collateral Agent” has the meaning set forth in the Credit Agreement.

“Commencement Date Certain” has the meaning set forth in the Credit Agreement.

“Commodity Hedging Arrangements” means any arrangement entered into by Lessee or under which Lessee could incur liability to hedge the price of biodiesel or commodities used as feedstock for the production of biodiesel.

“Commodity Risk Management Plans” means risk management plans prepared by Lessee and approved by the Landlord pursuant to Section 5.5.20 setting forth terms and conditions relating to any Commodity Hedging Arrangements from time to time proposed to be entered into by Lessee, including any updates made to such risk management plans in accordance with the terms of this Lease.

“Condemnation Proceeds” is defined in Section 8.1.

“Consents” means each Consent and Agreement entered into among a Project Party, Landlord, Lessee and the Collateral Agent, each in form and substance reasonably satisfactory to Landlord.

“Construction Contractors” means each party, other than Landlord, to each Construction Contract.

“Construction Contracts” means collectively, (i) Tank Repair Agreement, (ii) the REG Agreement, (iii) each other construction contract identified on Schedule 5.11 of the Credit Agreement, (iv) any additional contracts relating to the capital improvement work with respect to the Project to which Landlord or Lessee is a party addressing matters that are critical to such work and (v) any Additional Project Document related to such matters.

“Contest” has the meaning set forth in the Credit Agreement.

“Contingent Liabilities” has the meaning set forth in the Credit Agreement.

“Contractual Obligation” has the meaning set forth in the Credit Agreement.

“Credit Agreement” means that certain Amended and Restated Credit Agreement dated on or about the date of this Lease by and among Landlord, WestLB and those certain lenders referred to therein.

“CS End Date” has the meaning set forth in the Credit Agreement.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Interest Rate” means the Default Rate as such term is defined in the Credit Agreement.

“Deferred Approvals” shall have the meaning set forth in Section 16.2.24.

“Deferred Contracts” shall have the meaning set forth in Section 16.2.23.

“Designated Capital Improvements” mean those remediation construction costs, start up and testing of the Project, which items are marked on the Capital Improvement Budget with an asterisk.

“Designated Capital Improvement Costs” means those line items on the Capital Improvement Budget related to the remediation construction costs, start up and testing of the Project which items are marked on Capital Improvement Budget with an asterisk and which aggregate $4.0 million.

“Effective Date” means the first date on which this Lease has been fully executed and delivered by both Landlord and Lessee and the conditions set forth in Section 2.3 have been satisfied or waived by the Landlord.

“Environmental Affiliate” means any Affiliate of a Lease Party with respect to which such Lease Party could reasonably be expected to have liability as a result of such Lease Party retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Affiliate, whether the source of such Lease Party’s obligation is by contract or operation of Law.

“Environmental Approvals” has the meaning set forth in the Credit Agreement.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities or obligations with respect to which any Lease Party or Landlord could reasonably be expected to be responsible that are, or could reasonably be expected to be, in excess of fifty thousand Dollars ($50,000) in the aggregate or (ii) that has or could reasonably be expected to result in a Material

Adverse Effect and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws” has the meaning set forth in the Credit Agreement.

“Environmental Site Assessment Report” has the meaning set forth in the Credit Agreement.

“Equity Interests” has the meaning set forth in the Credit Agreement.

“ERISA” has the meaning set forth in the Credit Agreement.

“ERISA Affiliate” means any Person, trade or business that, together with any Lease Party, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” has the meaning set forth in the Credit Agreement.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by Lessee of the capital repair, remediation and improvement work with respect to, operation (until the CS End Date in Cold Shutdown) or maintenance of the Project for a period of more than fifteen (15) consecutive days (other than as a result of force majeure, an Event of Taking or a Casualty Event), or (ii) any written acknowledgement by Lessee of a final decision to take any of the foregoing actions.

“Event of Default” is defined in Section 14.1.

“Event of Taking” is defined in Section 8.5.

“Event of Total Loss” shall have the meaning set forth in the Credit Agreement.

“Final Completion” shall have the meaning set forth in the Credit Agreement.

“Final Completion Date” shall have the meaning set forth in the Credit Agreement.

“Financial Officer” shall have the meaning set forth in the Credit Agreement.

“Financing Documents” has the meaning set forth in the Credit Agreement.

“First Train Completion Date” has the meaning set forth in the Credit Agreement.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve (12) consecutive calendar months ending on December 31st.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in the Credit Agreement.

“Holdco” means Seneca Biodiesel Holdco, LLC, a Delaware limited liability company.

“Improvements” is defined in Recital B above.

“Indebtedness” shall have the meaning set forth in the Credit Agreement.

“Independent Engineer” shall have the meaning set forth in the Credit Agreement.

“Insurance Consultant” means Moore-McNeil, LLC, or a replacement appointed pursuant to the Credit Agreement.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Required Insurance or otherwise obtained with respect to Landlord, Lessee or the Project that are paid or payable to or for the account of Landlord, Lessee or the Collateral Agent as loss payee, or additional insured (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Knowledge” means actual knowledge, after due inquiry, of any Chief Executive Officer, Chief Financial Officer, President, Vice-President or Chief Operations Officer.

“Land” is defined in Recital A above.

“Landlord Caused Liens” means any liens, claims of liens or other claims against the Premises caused by the wrongful acts or omissions of Landlord.

“Landlord Indemnified Parties” means, collectively, Landlord and its officers, directors, members, managers, employees, agents, contractors, affiliated entities and attorneys and each Senior Secured Party.

“Law” shall have the meaning set forth in the Credit Agreement.

“Lease Documents” means:

(i)	this Lease;

(ii)	the Lessee Pledge Agreement;

(iii)	the Lessee Security Agreement;

(iv)	the Leasehold Mortgage;

(v)	the Put/Call Agreement;

(vi)	the Membership Interest Purchase Agreement;

(vii)	the Accounts Agreement;

(viii)	the Lessee Blocked Account Agreement;

(ix)	any additional agreement with respect to any of the foregoing; and

(x)	any replacement of any of the foregoing.

“Lease Parties” means, collectively, the Lessee, the Lessee Pledgor and REG.

“Lease Term” means the period commencing on the Effective Date and terminating on the first to occur of (i) the Lease Term Expiration Date, or (ii) such earlier date as the term of this Lease terminates in accordance with the provisions hereof.

“Lease Term Expiration Date” means April 8, 2017.

“Leasehold Mortgage” means the Leasehold Mortgage, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, in form and substance reasonably satisfactory to the Lenders, to be made by the Lessee to the Collateral Agent for the benefit of the Senior Secured Parties.

“Lessee Blocked Account Agreement” means an agreement , in substantially the form attached hereto as Exhibit D (or if requested by Lessee, such other form reasonably satisfactory to Landlord), with respect to a Lessee Local Account, among Lessee, the bank whom such Lessee Local Account was opened and the Collateral Agent (as assignee of Landlord).

“Lessee Collateral” means all assets of and Equity Interests in the Lessee, whether now owned or hereafter acquired upon which a Lien is purported to be created by any Lessee Security Document then in effect or contemplated to be in effect.

“Lessee Indemnified Parties” means, collectively, Lessee and its officers, directors, members, managers, employees, agents, contractors, affiliated entities and attorneys and each Senior Secured Party.

“Lessee Local Account” means any local bank account (other than the Lessee Revenue Account) in the name of the Lessee.

“Lessee Operating Agreement” means that certain Operating Agreement entered into among Lessee and its members governing the conduct of Lessee’s business and the relations of its members.

“Lessee Pledge Agreement” means the Pledge and Security Agreement, to be entered into on or before the Effective Date among Lessee, the Lessee Pledgor and Landlord pursuant to which the Lessee Pledgor pledges one hundred percent (100%) of the Equity Interests in the Lessee to the Landlord and which Equity Interests shall be further assigned by Landlord to the Collateral Agent.

“Lessee Pledgor” means REG Intermediate Holdco, Inc., a Delaware corporation.

“Lessee Revenue Account” has the meaning set forth in Section 3.01(b) of the Accounts Agreement.

“Lessee Security Agreement” means the Assignment and Security Agreement between Landlord and Lessee to be entered into on or before the Effective Date by Lessee in favor of Landlord pursuant to which Lessee grants a security interest to the Landlord and which security interest shall be further assigned by Landlord to the Collateral Agent.

“Lessee Security Documents” means (i) the Lessee Pledge Agreement, (ii) the Lessee Blocked Account Agreement, (iii) the Lessee Security Agreement, (iv) the Leasehold Mortgage, and (v) any chattel mortgages, financing statements, notices, authorization letters, or other certificates filed, recorded or delivered in connection with the foregoing.

“Lien” shall have the meaning set forth in the Credit Agreement.

“Major Alteration” means any Alteration which is not a Minor Alteration.

“Management and Operating Services Agreement or MOSA” means the Management and Operating Services Agreement, dated as of April 8, 2010, among the Manager, REG Marketing and the Lessee.

“Manager” means REG Services Group, LLC.

“Material Adverse Effect” means (i) any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, condition (financial or otherwise) or operations of the Landlord, the Lessee or the Project, taken as a whole, or (b) the ability of Landlord or the Lessee to perform its material obligations under any Project Document to which it is a party, or (ii) any event, development or circumstance that would have a Material Adverse Effect under the Credit Agreement; provided, however, the expiration of the Blender’s Production Credit on December 31, 2009 shall not, during the six (6) month period following the Effective Date, be deemed a Material Adverse Effect if (x) the Environmental Protection Agency adopts revisions to the Renewable Fuel Standard program required by the Energy Independence and Security Act of 2007 in the form proposed by the United States Environmental Protection Agency as publication EPA-420-F-09-023, May 2009 or (y) the Blender’s Production Credit as in effect on December 31, 2009 is reinstated.

“Materials of Environmental Concern” shall have the meaning set forth in the Credit Agreement.

“Membership Interest Purchase Agreement” means the Membership Interest Purchase Agreement, dated as of even date herewith, between the Lessee Pledgor and the Pledgor.

“Minimum Interest Payment” means, for any Monthly Payment Date, the amount designated as the Minimum Interest Payment in respect of such Monthly Payment Date on Schedule 1(c) hereto.

“Minor Alteration” means any Alteration which satisfies all of the following conditions: (a) the total cost of such Alteration does not exceed $100,000; (b) Lessee has available funds in a reasonably sufficient amount to pay for the entire cost of such Alteration as and when such costs become due and payable; (c) the production quality, capacity and efficiency of the Project will not be decreased as a result of the proposed alteration by more than one percent (1%); (d) the footprint of the Project will not be materially changed by such Alteration; (e) the location, quality, and design of the access drives, parking, landscaping, and other outdoor amenities of the Premises will not be materially changed by such Alteration; (f) the value of the Premises, as completed, will not be diminished by such Alteration; (g) neither the foundation, roof nor structural members of the Project will be affected by such Alteration; (h)

the architectural features of the Project shell will not be impaired or materially changed by such Alteration; (i) the design, exterior material, type of roof, color, windows, and other architectural features of any portion of the exterior of the Premises will not be materially changed by such Alteration; (j) Lessee has received a Project permit for, and all other requisite Governmental Approvals of, such Alteration; (k) after completion of the proposed Alteration, the Project will comply with all applicable Laws; (l) written notice of such Alteration is promptly given to Landlord; and (m) such Alteration will not violate any other provision of this Lease.

“Monthly Payment Date” means the first Business Day of each month.

“Mortgaged Property (Lessee)” means all real property right, title and interest of the Lessee that is subject to the Leasehold Mortgage in favor of the Collateral Agent.

“Multiemployer Plan” shall have the meaning set forth in the Credit Agreement.

“Necessary Project Approvals” shall have the meaning set forth in Section 16.2.24.

“Necessary Project Contracts” shall have the meaning set forth in Section 16.2.23.

“Operating Agreement” means that certain Amended and Restated Operating Agreement, dated as of April 8, 2010 entered into among Landlord and its members governing the conduct of Landlord’s business and the relations of its members.

“Operating Budget” is defined in Section 5.5.10(a).

“Operating Budget Category” means, at any time with respect to each Operating Budget, each line item set forth in such Operating Budget in effect at such time.

“Operating Statement” means an operating statement with respect to the Project, in substantially the form attached hereto as Exhibit F.

“Operation and Maintenance Expenses” shall have the meaning set forth in the Credit Agreement.

“OPEX Expenses” has the meaning set forth in the Credit Agreement.

“Organic Documents” shall have the meaning set forth in the Credit Agreement.

“Payment Date” means a Monthly Payment Date, a Quarterly Payment Date or a Semi Annual Payment Date, as the case may be.

“PBGC” shall have the meaning set forth in the Credit Agreement.

“Permitted Commodity Hedging Arrangements” means those Commodity Hedging Arrangements entered into by Lessee in accordance with Section 5.6.22.

“Permitted Exceptions” means those exceptions listed on Exhibit B attached hereto and any other exception which satisfies all of the following conditions: (i) the same is approved by Landlord and Lessee in writing after the date hereof, (ii) the same is recorded in the Real Estate Records and (iii) the same is permitted by the terms of the Financing Documents.

“Permitted Liens” is defined in Section 5.6.2.

“Permitted Operating Budget Deviation Levels” shall have the meaning set forth in the Credit Agreement.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” shall have the meaning set forth in the Credit Agreement.

“Premises” is defined in Recital B above.

“Principal Payment” means, for any Quarterly Payment Date, the amount designated as the Principal Payment in respect of such Quarterly Payment Date on Schedule 1(c) hereto.

“Process Agent” means any Person appointed as agent by Lessee, to the extent required under the Lease Documents, to receive on behalf of itself and its property services of copies of summons and complaint or any other process which may be served in connection with any action or proceeding before any court arising out of or relating to this Lease or any other Lease Agreement to which it is a party, including CT Corporation.

“Products” means biodiesel, glycerin, and any other co-product or by-product produced in connection with the production of biodiesel at the Project.

“Project” means, the biodiesel plant located in Seneca, Illinois, which is designed to produce approximately sixty (60) million gallons-per-year of biodiesel, and all auxiliary and other facilities, together with all fixtures and improvements thereto and the Land and all other real property, easements and rights-of-way held by or on behalf of the Landlord and all rights to use easements and rights-of-way of others.

“Project Costs” shall have the meaning set forth in the Credit Agreement.

“Project Documents” means

(i)	the Construction Contracts;

(ii)	the Redevelopment Agreement;

(iii)	the Electricity Supply Agreement;

(iv)	the Sidetrack Agreement;

(v)	the Elevator Maintenance Agreement;

(vi)	any other documents designated as a Project Document by Landlord and Lessee;

(vii)	the Management and Operating Services Agreement;

(viii)	each Additional Project Document;

(ix)	each document deemed an “Additional Project Document” under the Credit Agreement; and

(x)	any replacement agreement for any such agreement.

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of the Lessee as a result of the termination of any Project Document.

“Project Party” means each Person (other than Landlord and Lessee) who is a party to a Project Document.

“Prudent Biodiesel Operating Practice” shall have the meaning set forth in the Credit Agreement.

“Put/Call Agreement” means the Funding, Investor Fee and Put/Call Agreement dated as of even date herewith among Pledgor, Landlord, Lessee Pledgor, Lessee and REG.

“Quarterly Payment Date” means each of January 31, April 30, July 31 and October 31.

“Real Estate Records” means the official real estate records for each County and the State in which the Land is located.

“REG” means Renewable Energy Group, Inc., a Delaware corporation.

“REG Marketing” means REG Marketing & Logistics Group, LLC, an Iowa limited liability company.

“REG Services” means REG Services Group, LLC, an Iowa limited liability company.

“Release” is defined in Section 13.1.2.

“Removal,” “Remedial” and “Response” shall have the meanings set forth in the Credit Agreement.

“Rent” means Base Rent and Additional Rent.

“Required Insurance” has the meaning set forth in Article X.

“Restricted Payment” has the meaning set forth in the Credit Agreement.

“Restricted Payments (Lessee)” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of Lessee, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, Lessee, or any option, warrant or other right to acquire any such dividend or other distribution or payment or (b) any payment of any management, consultancy, administrative, services, or other similar payments, to any Person who owns, directly or indirectly, any Equity Interest in Lessee.

“Sale Order” has the meaning set forth in the Credit Agreement.

“Security” means the security created in favor of Landlord pursuant to the Lessee Security Documents.

“Semi-Annual Payment Date” shall have the meaning set forth in the Credit Agreement.

“Senior Secured Parties” means the Senior Secured Parties under the Credit Agreement.

“Start-Up” means the First Train Completion Date.

“State” means the State of Illinois.

“Subsidiary” shall have the meaning set forth in the Credit Agreement.

“Supplemental Capital Improvements” means the improvements contemplated by the Supplemental Capital Improvement Budget.

“Supplemental Capital Improvement Budget” means a budget in the approximate amount of $850,000 in form and substance reasonably acceptable to the Administrative Agent and the Independent Engineer that sets forth all categories of costs and expenses required in connection with the performance of capital improvements with respect to, start-up, and testing of the third train of the Project, including all construction costs, all costs under the Construction Contracts, all interest, taxes and other carrying costs, and costs related to the performance of capital improvements, as well as terms and conditions for disbursement of funds substantially similar to the terms and conditions for the disbursement of funds pursuant to the Capital Improvement Budget set forth in this Agreement, as may be updated from time to time with the prior written consent of the Required Lenders.

“Tax” or “Taxes” shall have the meaning set forth in the Credit Agreement.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” means the first to occur of (i) the Lease Term Expiration Date, or (ii) such earlier date as the term of this Lease terminates in accordance with the provisions hereof.

“Termination Event” shall have the meaning set forth in the Credit Agreement.

“Threat of Release” shall have the meaning set forth in the Credit Agreement.

“Transaction Documents” means, collectively, the Lease Documents and the Project Documents.

“Unfunded Benefit Liabilities” shall have the meaning set forth in the Credit Agreement.

“WestLB” means WestLB AG, New York Branch.

ARTICLE II - DEMISE AND GRANT; CONDITIONS PRECEDENT

2.1 Demise. Landlord does hereby lease to Lessee, and Lessee does hereby lease from Landlord, the Premises to have and to hold the Premises, together with all rights, privileges, appurtenances, easements, and other rights appertaining to the Premises, unto Lessee, for the Lease Term upon the terms and conditions set forth in this Lease.

2.2 Title. The Premises are leased to Lessee subject to the Permitted Exceptions. Except as provided in Section 9.3, neither Landlord nor Lessee shall create or permit the creation of any further easement, covenant, condition, Lien or other exception to fee simple title to the Premises, or any part thereof, without the prior written consent of the other party hereto and the Administrative Agent.

2.3 Conditions to Effective Date. The occurrence of the Effective Date is subject to the satisfaction of each of the following conditions precedent:

2.3.1 Delivery of Lease Documents. Landlord shall have received each of the following fully executed documents, each of which shall be originals, portable document format (“pdf”) or facsimiles (followed promptly by originals), duly executed and delivered by each party thereto and in form and substance reasonably satisfactory to Landlord:

(i)	this Lease;

(ii)	the Lessee Pledge Agreement;

(iii)	the Lessee Blocked Account Agreement;

(iv)	the Lessee Security Agreement,

(v)	the Put/Call Agreement;

(vi)	the Accounts Agreement; and

(vii)	the Membership Interest Purchase Agreement.

2.3.2 Project Documents; Contracts; Consents. Landlord shall have received true, correct and complete copies of (a) each of the Necessary Project Contracts listed on Schedule 16.2.23 Part A to which Lessee is a party, which are in form and substance reasonably satisfactory to Landlord, and (b) each other material Contractual Obligation of Lessee relating to the Project. Landlord shall have received a Consent, in form and substance reasonably satisfactory to Landlord, with respect to each Construction Contract.

2.3.3 Officer’s Certificates. Landlord shall have received the following certificates, dated as of the Effective Date, upon which Landlord may conclusively rely:

(a) a duly executed certificate of an Authorized Officer of Lessee certifying that (i) all conditions set forth in this Section 2.3 have been satisfied on and as of the Effective Date, and (ii) all representations and warranties made by Lessee in this Lease and each other Transaction Document to which it is a party are true and correct on and as of the Effective Date;

(b) a duly executed certificate of an Authorized Officer of Lessee certifying that (i) the copies of each of the documents delivered pursuant to Section 2.3.2 to which it is a party are true, correct and complete, (ii) each such document is in full force and effect and no term or condition of any such document has been amended from the form thereof delivered to Landlord, (iii) each of the conditions precedent set forth in each such document delivered pursuant to

Section 2.3.2 that is required to be satisfied on or before the Effective Date has been satisfied or waived by the parties thereto, and (iv) no material breach, material default or material violation by Lessee or, to the Knowledge of Lessee, by the other party under any such document has occurred and is continuing; and

(c) a duly executed certificate of an Authorized Officer of the Lessee Pledgor certifying that all representations and warranties made by the Lessee Pledgor in the Lessee Pledge Agreement are true and correct on and as of the Effective Date (except with respect to representations and warranties that expressly refer to an earlier date).

2.3.4 Resolutions, Incumbency, Organic Documents. Landlord shall have received from each of Lessee and the Lessee Pledgor a certificate of an Authorized Officer, dated as of the Effective Date, upon which the Landlord may conclusively rely, as to:

(a) satisfactory resolutions of its members, managers or directors, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Transaction Document to which it is party and the consummation of the transactions contemplated therein;

(b) the incumbency and signatures of those of its officers and representatives duly authorized to execute and otherwise act with respect to each Lease Document to which it is party; and

(c) such Person’s Organic Documents, which in the case of Lessee shall be in form and substance reasonably satisfactory to the Landlord, and in every case certifying that (i) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Landlord and (ii) no material breach, material default or material violation thereunder has occurred and is continuing.

2.3.5 Authority to Conduct Business. Landlord shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each relevant jurisdiction, dated no more than five (5) Business Days (or such other time period reasonably acceptable to Landlord) prior to the Effective Date, that each of Lessee and the Lesseee Pledgor is duly authorized as a limited liability company or corporation, as applicable, to carry on its business, and is duly formed, validly existing and in good standing in each jurisdiction in which it is required to be so authorized.

2.3.6 Opinions of Counsel. Landlord shall have received the legal opinions of New York, Illinois and Iowa counsel to the Lessee including with respect to the enforceability of the Management and Operating Services Agreement against REG Services and REG Marketing, addressed to the Senior Secured Parties, and each in form and substance reasonably satisfactory to Landlord.

2.3.7 Lien Search. Landlord shall have been granted a first priority perfected security interest in all Lessee Collateral, and Landlord shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with Landlord’s perfection of the Security:

(a) completed requests for information or lien search reports, dated no more than five (5) Business Days (or such other, longer time period reasonably acceptable to Landlord) before the Effective Date, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in Delaware, Illinois, Iowa and any other jurisdictions reasonably requested by Landlord that name Lessee and the Lessee Pledgor as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings, which shall show no Liens other than Permitted Liens;

(b) the original certificates representing all Equity Interests in Lessee shall have been delivered to Landlord, in each case together with a duly executed irrevocable proxy and a duly executed transfer power in the forms attached to the Lease Pledge Agreement;

(c) UCC financing statements and other filings and recordations (including fixture filings), in proper form for filing in all jurisdictions that Landlord may deem necessary or desirable in order to perfect and protect the first priority Liens and security interests created under the Lessee Security Documents covering the Lessee Collateral described therein, and each such UCC financing statement and other filing or recordation shall be duly filed on or prior to the Effective Date; and

(d) with respect to Lessee and the Premises, evidence of the making (which may be done on the Effective Date) of all other actions, recordings and filings of or with respect to the Lessee Security Documents delivered pursuant to this Section 2.3.7 that the Landlord may deem necessary or desirable in order to perfect and protect the first priority Liens created thereunder (including Landlord’s security interest in the Lease Collateral).

2.3.8 Financial Statements. Landlord shall have received an accurate and complete copy of Lessee’s unaudited financial statements as of March 31, 2010.

2.3.9 Governmental Approvals. Lessee and Landlord shall have obtained all Necessary Project Approvals listed on Schedule 16.2.24, Part A, and Landlord shall have received a duly executed certificate of an Authorized Officer of Lessee certifying that (i) attached to such certificate are true, correct and complete copies of each such Necessary Project Approval and (ii) Schedule 16.2.24, Part A accurately identifies all Necessary Project Approvals.

2.3.10 Third Party Approvals. Landlord shall have received reasonably satisfactory documentation of any approval by any Person required in connection with any transaction contemplated by this Lease or any other Financing Document that Landlord has reasonably requested in connection herewith.

2.3.11 Establishment of Deposit Accounts. The Lessee Revenue Account shall have been established to the reasonable satisfaction of the Administrative Agent.

2.3.12 Insurance. Landlord shall have received:

(a) satisfactory evidence that the insurance requirements set forth in Article X with respect to Landlord, Lessee and the Premises have been satisfied, including binders or certificates evidencing the commitment of insurers to provide each insurance policy required by Article X, evidence of the payment of all premiums then due and owing in respect of such insurance policies and a certificate of Lessee’s insurance broker (or insurance carrier) certifying that all such insurance policies are in full force and effect; and

(b) a report of the Insurance Consultant in form and substance reasonably satisfactory to Landlord discussing, among other matters that Landlord may require, the adequacy of the insurance coverage for the Premises, together with a duly executed certificate of the Insurance Consultant in the form attached hereto as Exhibit E appropriately completed to the satisfaction of Landlord.

2.3.13 Capital Improvement Budget; Preliminary Operating Budget. Landlord shall have received (i) the Capital Improvement Budget in form and substance reasonably satisfactory to Landlord, and (ii) a certificate of a Financial Officer of Lessee certifying as to the reasonableness of the underlying assumptions and the conclusions on which the Capital Improvement Budget is based and demonstrating aggregate Designated Capital Improvement Costs equal to or less than $4,000,000. Landlord shall have received a proposed Operating Budget (“Preliminary Operating Budget”) for the period from the proposed First Train Completion Date to the six-month anniversary of such date setting forth in reasonable detail the projected requirements for Operating and Maintenance Expenses for Landlord and the Project for such period.

2.3.14 Process Agent. Landlord shall have received, in form and substance reasonably satisfactory to Landlord, acceptances from the Process Agent for Lessee and the Lessee Pledgor appointed under Section 19.19 and as required under each other Lease Document in effect on the Effective Date.

2.3.15 Asset Purchase Agreement. The transactions contemplated by the Asset Purchase Agreement shall have been consummated in accordance with the terms of the Asset Purchase Agreement and a final order of the Bankruptcy Court in form and substance acceptable to Landlord.

2.3.16 Representations and Warranties. All representations and warranties made by Lessee and the Lessee Pledgor in this Lease and each of the Lease Documents to which it is a party is true and correct in all material respects (other than representations and warranties that are qualified by Material Adverse Effect or materiality, which shall be true and correct in all respects) on and as of the Effective Date, before and after giving effect to the transactions contemplated by the Lease and the Lease Documents.

2.3.17 No MAE. As of the Effective Date, there is no event or occurrence that would reasonably be expected to have a Material Adverse Effect.

2.3.18 No Litigation. No action, suit, proceeding or investigation shall have been instituted or threatened in writing against the Lessee.

2.3.19 Conditions in Credit Agreement. All conditions precedent set forth in Section 6.01 of the Credit Agreement shall be satisfied or waived by the applicable parties thereto.

ARTICLE III - LEASE TERM

3.1 Lease Term. The term of this Lease shall commence on the Effective Date and shall terminate on the Lease Term Expiration Date, unless terminated prior to such date in accordance with the provisions of this Lease. This Lease shall automatically terminate upon the closing of the sale of membership interests pursuant to either the call or put provisions of Sections 4 and 5, respectively, of the Put/Call Agreement and at such other times as set forth in the Put/Call Agreement.

3.2 Reversion. On the Termination Date, the parties agree that the following shall be deemed to have occurred without the necessity of any further action other than as expressly provided below:

3.2.1 The Premises shall become the sole property of the then owner of fee simple title to the Land, free and clear of all rights of Lessee and any person claiming by, through, or under Lessee, but subject only to the Permitted Exceptions;

3.2.2 All rights of Lessee with respect to the Premises (including, without limitation, any right of possession) shall be deemed to have terminated, and Landlord shall be entitled to possession of the Premises;

3.2.3 Effective as of the Termination Date, Lessee hereby assigns to Landlord all assignable licenses, permits, warranties, and guarantees, including, without limitation, all Necessary Project Approvals and Necessary Project Contracts, then in effect with respect to the ownership or operation of the Premises and Lessee agrees to execute all documentation reasonable requested by Landlord to evidence such assignment; and

3.2.4 The parties shall apportion all taxes, utility charges, and other expenses of operating the Premises as of the Termination Date.

ARTICLE IV - RENT, TAXES AND UTILITIES

4.1 Rent; Lessee Revenue Account. Lessee shall pay the Rent to Landlord throughout the Lease Term. Any distributions of cash or property by Landlord to Holdco shall be subject to any restrictions set forth in the Credit Agreement and the Operating Agreement. Landlord and Lessee hereby agree that all payments of Rent due Landlord by Lessee hereunder shall be payable in the manner set forth in the Accounts Agreement.

4.2 Taxes.

4.2.1 Beginning on the Effective Date (regardless of whether Start-Up has occurred), Lessee shall pay or cause to be paid, without abatement, deduction or offset, all real and personal property taxes, general and special assessments, and all other charges, assessments, and taxes of every description, levied on or assessed against the Land, Premises or any part thereof, Lessee’s personal property located on or in the Premises, or Lessee’s leasehold estate in the Land. Lessee shall make all such payments directly to the appropriate charging or taxing authority before any fine, interest, or penalty shall become due or be imposed by operation of law for nonpayment; provided, however, that if the law expressly permits the payment of any or all of the above items in installments (whether or not interest accrues on the unpaid balance), Lessee may, at Lessee’s election, utilize the permitted installment methods, but shall pay each installment with any interest before delinquency and before any fine or penalty shall become due or be imposed by operation of law for nonpayment. All payments of taxes or assessments or both, including permitted installment payments, shall be prorated between Landlord and Lessee for the year in which the Effective Date occurs and for the year in which the Termination Date occurs.

4.2.2 Lessee shall furnish to Landlord, upon written request by Landlord, receipts or other appropriate evidence establishing payment of any tax, assessment or charge for which Lessee is responsible hereunder. In the event of Lessee’s failure to make any tax payment required by this Section 4.2, if any such tax payment is not made by Lessee within fifteen (15) days after Lessee’s receipt of written notice from Landlord that Landlord intends to make such payment, Landlord shall pay all such amounts. Any sums expended by Landlord in making such tax payments shall be repaid by Lessee.

4.2.3 Lessee shall have the right to contest or review by legal proceedings, as permitted under applicable Laws and the Credit Agreement, any assessed valuation, real estate tax, or assessment with respect to the Premises; and Lessee shall indemnify the Landlord Indemnified Parties against all loss, cost, damage, and expense arising in connection with such contest. Nothing herein contained, however, shall be construed to allow any taxes to remain unpaid for such length of time as shall permit the Premises, or any part thereof, to be sold or advertised for sale by any Governmental Authority or shall permit a lien with respect thereto to be foreclosed. Landlord shall, if it determines it is reasonable to do so, and if so requested by Lessee, join in any proceeding for contest or review of such taxes or assessments. Any amount already paid by Lessee and subsequently recovered as the result of such contest or review shall belong to Lessee.

4.2.4 Landlord shall pay and deliver to the Borrower Revenue Account any and all funds, refunds, payments or other monetary receipts received by Landlord from the Village of Seneca, LaSalle and Grundy Counties, Illinois pursuant to that certain Redevelopment Agreement with the Village of Seneca, LaSalle and Grundy Counties, Illinois and Shipyard Industrial Park, Inc., originally executed October 31, 2006, and assigned to Landlord effective as of the closing of the Asset Purchase Agreement (the “Redevelopment Agreement”), including any and all payments received pursuant to the Company Note, as that term is defined in the Redevelopment Agreement. Such amounts shall be deemed to be Cash Flow of Landlord for purposes of the Accounts Agreement.

4.3 Utilities. Lessee shall contract directly with the supplier of any and all utility services to the Premises, and Lessee shall pay or cause to be paid all charges for water, heat, steam, gas, electricity, cable, telephone, trash disposal and any and all other utilities used at the Premises throughout the Lease Term. No failure or interruption of any utility or other service being furnished to Lessee or the Premises shall entitle Lessee to terminate this Lease.

4.4 Net Lease. This is an absolutely net lease to Landlord. It is the intent of the parties hereto that the Rent payable under this Lease shall be an absolutely net return to Landlord and that Lessee shall pay all costs and expenses relating to the ownership and operation of the Premises and the business carried on therein, unless otherwise expressly provided to the contrary in this Lease. Any amount or obligation relating to the Premises that is not expressly declared (under this Lease) to be that of Landlord shall be deemed to be an obligation of Lessee to be performed by Lessee, at Lessee’s expense. It is the intention of the parties hereto that the obligations of Lessee hereunder shall be separate and independent covenants and agreements, that the Rent shall continue to be payable in all events, and that the obligations of Lessee hereunder shall continue unaffected in all events, unless the requirement to pay or perform the same shall have been specifically terminated pursuant to an express provision of this Lease.

ARTICLE V - USE OF PREMISES AND COMPLIANCE

WITH LAWS AND AGREEMENTS; COVENANTS

5.1 Permitted and Prohibited Uses; Generally. Use of the Premises by Lessee shall be subject to all of the following restrictions on use: (a) the Premises may only be used for operation of the Project; and (b) all use of the Premises must comply with all applicable zoning, land use or other applicable Laws.

5.2 Right to Enter. Landlord shall have the right to enter the Premises during normal business hours (or, in an emergency, at any hour) to inspect the Premises. All rights of Landlord hereunder shall be exercised in a reasonable manner, upon reasonable prior notice to Lessee (except in an emergency), and so as to minimize any interference with the permitted use of the Premises.

5.3 Signs. Lessee shall have the right, at its sole risk and expense and in conformity with applicable laws and ordinances, to erect and thereafter, to repair or replace, signs on any portion of the Premises, provided that Lessee shall remove any such signs upon termination of this Lease and repair all damage occasioned thereby to the Premises.

5.4 Notice of Security Interest. On or prior to the Effective Date, Lessee agrees to affix and maintain (or cause to be affixed and maintained) in the Project a plainly visible and fireproof nameplate bearing the inscription:

“Leased from Seneca Landlord, LLC”

and, for so long as the Project shall be subject to the Lien of the Lessee Security Documents, bearing the following additional inscription:

“Subject to a security interest in favor of WestLB AG, New York Branch, as Collateral Agent”.

Except as above provided, Lessee will not allow the name of any Person to be placed on the Project as a designation that might be interpreted as a claim of ownership.

5.5 Affirmative Covenants. Lessee agrees that, during the Lease Term, it will perform the obligations set forth in this Section 5.5 applicable to it.

5.5.1 Compliance with Laws. Lessee shall comply in all material respects with all Laws (other than Environmental Laws, which are addressed in Section 5.5.2) applicable to it or its business or property.

5.5.2 Environmental Matters.

(a) Lessee shall (i) comply in all material respects with all Environmental Laws, (ii) after giving effect to the terms of the Sale Order, keep the Project free of any Lien imposed pursuant to any Environmental Law, (iii) after giving effect to the terms of the Sale Order, pay or cause to be paid when due and payable any and all costs required to be paid by Lessee by any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by the Lessee, and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern, and (iv) use its best efforts to ensure that no Environmental Affiliate takes any action or violates any Environmental Law that could reasonably be expected to result in an Environmental Claim.

(b) Without limiting the provisions of Section 5.5.2(a), Lessee shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

5.5.3 Operations and Maintenance. Lessee shall perform for the benefit of Landlord (or cause to be performed) capital improvement work with respect to, and operate and maintain (or cause to be operated and maintained) (until the CS End Date in Cold Shutdown) the Project in all material respects in accordance with (i) the terms and provisions of the Transaction Documents to which it is a party, (ii) all applicable Governmental Approvals and Laws and (iii) Prudent Biodiesel Operating Practice.

5.5.4 Capital Improvement of Project; Maintenance of Properties.

(a) Lessee shall duly complete, or cause the completion of, capital repair, remediation and improvement work with respect to the Project and shall cause the Final Completion Date to occur, substantially in accordance with (A) the scope of work and other specifications set forth in the Construction Contracts, (B) the Capital Improvement Budget, and (C) exercise of that degree of skill, diligence, prudence, foresight and care that are expected of a biodiesel construction contractor, in order to efficiently accomplish the desired result consistent with safety standards, applicable Laws, manufacturers’ warranties, manufacturers’ recommendations and the Project Documents.

(b) Lessee (subject to Cold Shutdown until the CS End Date) shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its material properties and equipment that are necessary or useful in the proper conduct of its business.

(c) Except as required in connection with the performance of capital repair, remediation and improvement work with respect to the Project, Lessee shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Lease.

(d) Lessee shall continue to engage in the business of the operating and maintaining the Project and do or cause to be done all things necessary to preserve and keep in full force and effect (i) its entity existence and (ii) its material patents, trademarks, trade names, copyrights, franchises and similar rights.

5.5.5 Payment of Obligations. Lessee shall pay and discharge as the same shall become due and payable all of its material obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are subject to a Contest, (ii) all of its obligations and liabilities under its Contractual Obligations, and (iii) all lawful claims that, if unpaid, would by law become a Lien upon its properties (other than Permitted Liens), unless such claims are subject to a Contest.

5.5.6 Governmental Approvals. Lessee shall maintain in full force and effect, in the name of Landlord, or to the extent required by Law, Lessee, all Necessary Project Approvals and obtain all Deferred Approvals, all of which shall be reasonably satisfactory to Landlord prior to the time it is required to be obtained hereunder, including as set forth on Schedule 16.2.24, Part B, but in any event no later than the date required to be obtained under applicable Law.

5.5.7 Use of Proceeds and Cash Flow. Lessee shall cause all Cash Flow that it receives to be applied in accordance with the Accounts Agreement. Lessee shall cause all Insurance Proceeds and Condemnation Proceeds, proceeds of asset disposals (other than the sale of Products) and Project Document Termination Payments that it receives to be deposited in the bank account of the Landlord established pursuant to Section 7.01(g)(iii) of the Credit Agreement.

5.5.8 Insurance. Without cost to Landlord, Lessee shall at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described in Section 10.1, in accordance with the terms and provisions set forth therein for the Project, Landlord and Lessee, and shall obtain and maintain such other insurance as may be required pursuant to the terms of any Lease Document or the Credit Agreement. Landlord and the Lenders shall be additional insureds on all policies except workers compensation/employers liability policies and additional named insureds on all property policies, and the Administrative Agent shall be the loss payee in accordance with Schedule 10.1 under all property related policies including business interruption (including delay in start-up) as applicable. Lessee shall cause such insurance to be in place prior to the date required, and each required insurance policy shall be renewed or replaced prior to the expiration thereof. In the event Lessee fails to take out or maintain (or cause to be taken out and maintained) the full insurance coverage required by Article X, Landlord may (but shall not be obligated to) take out and maintain the required policies of insurance and pay the premiums on such policies. All amounts so advanced by Landlord, and Lessee shall forthwith pay such amounts to Landlord, together with interest from the date of payment by Landlord at the Default Interest Rate.

5.5.9 Books and Records; Inspections. Lessee shall keep proper books of record and account relating to the Project and Landlord’s ownership of the Project, separate from the books and records of any other Person (including any Affiliates of Lessee), in which complete, true and accurate entries in conformity with GAAP and all requirements of Laws shall be made of all financial transactions and matters relating to the Project, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over Lessee. Lessee shall keep books and records that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its actions in each case relating to the Project. Lessee shall permit officers and designated representatives of Landlord and the Agents to visit and inspect any of the properties of Lessee (including the Project), to examine its entity, financial and operating records relating to the Project, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts relating to the Project with its members, managers, directors, officers and independent public accountants, all at the expense of Lessee (provided that so long as no Default or Event of Default has occurred and is continuing, such visits or inspections shall be at the expense of Lessee only once per Fiscal Year) and at reasonable times during normal business hours, upon reasonable advance notice to Lessee; provided that if a Default or Event of Default has occurred and is continuing, Landlord, any Agent, Lender or Consultant (or any of their respective officers or designated representatives) may do any of the foregoing at the expense of Lessee during normal business hours and without advance notice.

5.5.10 Operating Budget.

(a) Lessee shall, not later than twenty-five (25) days before the First Train Completion Date, adopt an operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for Landlord and the Project for the period from such date to the conclusion of the then-current Fiscal Year and provide a copy of such operating plan and budget at such time to Landlord, together with an explanation in reasonable detail for any variances from amounts set forth in the Preliminary Operating Budget. No less than fifty-five (55) days in advance of the beginning of each Fiscal Year and each six (6) month period thereafter, Lessee shall similarly create a twelve (12) calendar month operating plan and budget for Landlord and the Project setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the ensuing twelve (12) calendar month period and provide a copy of such operating plan and budget at such time to Landlord. (Each such operating plan and budget is herein called an “Operating Budget”.) Each Operating Budget shall set forth for each week covered thereby (i) an amount expressed in Dollars in respect of the OPEX Expenses to be incurred during such week and (ii) an amount expressed in the relevant quantity in respect of the COGS Expenses to be incurred during such week and the notional Dollar value of such quantities calculated in the manner set forth in the Operating Budget.Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon approval, which shall not be unreasonably withheld, conditioned or delayed, of the Landlord. If Lessee shall not have created and adopted the Operating Budget before the beginning of any six (6) month period or any Operating Budget created or adopted by Lessee shall not have been accepted by Landlord before the beginning of any upcoming six (6) month period, the Operating Budget for the preceding twelve (12) calendar month period shall, until the creation or adoption of an Operating Budget by Lessee and acceptance of such Operating Budget by Landlord, be deemed to be in force and effective as the Operating Budget for the upcoming twelve (12) calendar month period.

(b) Each Operating Budget delivered to Landlord pursuant to this Section 5.5.10 shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each Operating Budget Category, shall specify for each month and for each such Operating Budget Category the amount budgeted for such category for such month, and shall clearly distinguish Operation and Maintenance Expenses.

5.5.11 Project Documents.

(a) Lessee shall maintain in full force and effect, preserve, protect and defend its material rights under, and take all actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms or permitted replacement) of, each Project Document to which it is a party. Lessee shall exercise all material rights, discretion and remedies of Landlord and Lessee under each Project Document to which either party is a party, subject to the direction of Landlord in accordance with its terms and in a manner consistent with (and subject to) Lessee’s obligations under the Lease Documents and Landlord’s obligations under the Financing Documents.

(b) Promptly upon execution of any Additional Project Document by Lessee, Lessee shall deliver to the Landlord a certified copy of such Project Document and, if reasonably requested by Landlord, any Ancillary Documents related thereto.

(c) If any Project Document provides that such Project Document will expire prior to termination of this Lease, then, on or prior to the date that is ninety (90) days (or such shorter period as shall be satisfactory to Landlord) prior to the expiration date of such Project Document to which it is a party, Lessee shall enter into an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to Landlord, unless Landlord reasonably agrees that such Project Document is no longer required for the Project.

5.5.12 Preservation of Title. Lessee shall preserve and maintain good, legal and valid title to all of its material properties and assets, in each case free and clear of all Liens other than Permitted Liens.

5.5.13 Maintenance of Liens; Creation of Liens on Newly Acquired Property.

(a) On and after the Effective Date, Lessee shall take or cause to be taken all action necessary or desirable to maintain and preserve the Lien of the Lessee Security Documents and the first ranking priority thereof (subject to Permitted Liens).

(b) Lessee shall take all actions required to cause each Additional Project Document to which it becomes a party to be or become subject to the Lien of the Lessee Security Documents (whether by amendment to any Lessee Security Document or otherwise) and shall, if required, deliver or cause to be delivered to Landlord all Ancillary Documents related thereto.

(c) Simultaneously with the making of any investment in Cash Equivalents, Lessee shall take or cause to be taken all actions required to cause such Cash Equivalents to be or become subject to a first priority perfected Lien (subject to Permitted Liens) in favor of Landlord.

5.5.14 Certificate of Formation. Lessee shall observe all of the provisions and procedures of its certificate of formation and Lessee’s Operating Agreement.

5.5.15 Further Assurances. Upon written request of Landlord, Lessee shall promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including UCC financing statements and UCC continuation statements):

(a) that are necessary or desirable for compliance with Section 5.5.13;

(b) for the purposes of ensuring the validity and legality of this Lease or any other Lease Document and the rights of Landlord hereunder or thereunder; and

(c) for the purposes of facilitating the proper exercise of rights and powers granted to the Landlord under this Lease or any other Lease Document.

5.5.16 First Priority Ranking. The Lessee shall cause its payment obligations with respect to the Rent to constitute direct senior secured obligations of the Lessee and to rank no less than pari passu in priority of payment, in right of security (except with respect to Permitted Liens) and in all other respects to all other payment obligations of the Lessee.

5.5.17 Final Completion. Lessee shall cause Final Completion to occur on or before the date that is thirty (30) days after the Capital Improvement Completion Date.

5.5.18 Observer Rights. The Lessee shall permit the Administrative Agent to designate an observer to the board of managers of the Lessee (the “Board”). The observer shall have the right to receive notice of the meetings of the Board at the same time such notice is given to the members of the Board. The observer shall have the right to be present at each such meeting and receive a copy of all materials distributed at each such meeting to the members of the Board. The observer shall also have the right to meet and consult with members of the Board and the officers of the Borrower from time to time. All costs of the observer shall be borne by the Administrative Agent and shall not be considered fees or expenses payable by Lessee hereunder. The observer shall have no approval or other participation rights in any Board meeting.

5.5.19 Bringdown for Restricted Payments. No later than one Business Day prior to any Bring Down Date, Lessee shall deliver to Landlord a certificate of a Financial Officer of Lessee stating that (a) no Default or Event of Default shall have occurred and be continuing, (b) the representations and warranties of the Lessee are true in all material respects as of such date, and (c) after giving effect to any Restricted Payment proposed to be made by Landlord in connection with such Bring Down Date, Lessee has no knowledge of any circumstance or event that currently exists that Lessee reasonably believes will prevent Landlord from paying all Debt Service (as defined in the Credit Agreement) due in the three month period following the making of such Restricted Payment.

5.5.20 Commodity Hedging Programs. On or before the date that is two (2) months prior to the proposed First Train Completion Date, Lessee shall propose a Commodity Risk Management Plan, which shall be submitted to Landlord for approval (such approval not to be unreasonably withheld, conditioned or delayed). Lessee may, from time to time, amend the Commodity Risk Management Plan; provided that any material amendment thereto shall require the prior approval of the Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

5.5.21 Closing Costs. Within fifty-five (55) days after the Effective Date, REG shall advance to Lessee, who shall then pay to Landlord, all Closing Costs (as defined in the Credit Agreement) for which invoices have been presented and all Closing Costs (as defined in the ABL Agreement) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000). In addition to the payment required to be made pursuant to the immediately preceding sentence, within ninety (90) days after the Effective Date, REG shall advance to Lessee, who shall then pay to Landlord, all Closing Costs (as defined in the Credit Agreement) for which invoices have been presented and all Closing Costs (as defined in the ABL Agreement) up to an aggregate maximum amount of seventy five thousand Dollars ($75,000).

5.5.22 Appointment of Auditor. Within one hundred and seventy (170) days after the Effective Date, Lessee shall appoint the Auditors.

5.6 Negative Covenants. Lessee agrees with Landlord that, until the Termination Date, it will perform the obligations set forth in this Section 5.6 applicable to it.

5.6.1 Restrictions on Indebtedness. The Lessee will not create, incur, assume or suffer to exist any Indebtedness except:

(a) accounts payable to trade creditors incurred in the ordinary course of business and (i) not more than ninety (90) days past due or (ii) subject to a Contest not more than six (6) months past due and not exceeding an aggregate amount of two hundred fifty thousand Dollars ($250,000);

(b) obligations as lessee under operating leases or leases for the rental of any real or personal property which are required by GAAP to be capitalized where all such leases under this Section 5.6.1(b) do not require Lessee to make scheduled payments to the lessors in any Fiscal Year in excess of one hundred thousand ($100,000) in the aggregate;

(c) Indebtedness under the Permitted Commodity Hedging Arrangements; provided that the outstanding amount of all such Indebtedness incurred by Lessee does not exceed in the aggregate (i) prior to the commencement of commercial operation of a third train of the Project, two million five hundred thousand Dollars ($2,500,000) and (ii) after the commencement of commercial operation of a third train of the Project, three million Dollars ($3,500,000); and

(d) non-interest bearing obligations to repay advances to Lessee from Affiliates of Lessee used by Lessee to pay expenses in accordance with the Operating Budget.

5.6.2 Liens. Lessee shall not create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets or its Equity Interests, whether now owned or hereafter acquired, except the following (“Permitted Liens”):

(a) Liens in favor, or for the benefit, of Landlord pursuant to the Lessee Security Documents;

(b) Liens for taxes, assessments and other governmental charges that are not yet due or the payment of which is the subject of a Contest;

(c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or the payment of which is the subject of a Contest pursuant to Article VII;

(d) Liens of no more than one hundred thousand Dollars ($100,000) in the aggregate securing judgments for the payment of money not constituting an Event of Default, provided that each such Lien is subject to a Contest and any appropriate legal proceedings which may have been initiated for the review shall not have been terminated or the period within such proceedings may have been initiated shall not have expired;

(e) rights of setoff and other similar Liens of banks holding Lessee Local Accounts, solely to the extent permitted by, and in accordance with, the Blocked Accounts Agreement applicable to such Lessee Local Account;

(f) purchase money security interests in discrete items of equipment not comprising an integral part of the Project or other Lessee Collateral when the obligation secured is incurred for the purchase of such equipment and does not exceed the lesser of the cost or the fair market value thereof at the time of acquisition and, in aggregate, an outstanding value of one hundred thousand Dollars ($100,000); and

(g) Liens granted pursuant to the Permitted Commodity Hedging Arrangements.

5.6.3 Permitted Investments. Lessee shall not make any loan or advance to any Person other than accounts receivable incurred in commercially reasonable amounts in the normal course of its business and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss. Except for (i) Cash Equivalents and (ii) investments received in satisfaction or partial satisfaction of accounts receivable incurred in commercially reasonable amounts in the normal course of its business from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, Lessee shall not purchase or otherwise acquire the capital stock, securities, debt, assets or obligations of, or any interest in, any Person.

5.6.4 Change in Business. Lessee shall not (i) enter into or engage in any business other than the ownership, operation (until the CS End Date in Cold Shutdown), maintenance, performance of capital repair, remediation and improvement work with respect to, start-up, testing, use and financing of the Project and all activities reasonably related thereto or (ii) change in any material respect the scope of the Project from that which is contemplated as of the date hereof.

5.6.5 Equity Issuances. Lessee shall not issue any Equity Interests unless such Equity Interests are immediately pledged to the Landlord (and such Equity Interests are immediately pledged by the Landlord to the Collateral Agent (for the benefit of the Senior Secured Parties)) on a first priority perfected basis pursuant to the Lessee Pledge Agreement or, if necessary, a supplement thereto or a pledge and security agreement in substantially the form of the Lessee Pledge Agreement.

5.6.6 Asset Dispositions. Lessee shall not sell, lease, assign, transfer or otherwise dispose of assets of the Project or Lessee (other than Products), whether now owned or hereafter acquired, except:

(a) disposal of assets that are promptly replaced in accordance with the then-current Operating Budget;

(b) to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project;

(c) disposal of assets with a fair market value, or at a disposal price, of less than one million Dollars ($1,000,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely affect the performance of capital repair, remediation and improvement work with respect to, operation or maintenance of the Project; and

(d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom the Pledgor and Lessee Pledgor may consummate the purchase of the Equity Interests of Landlord pursuant to the Put/Call Agreement.

5.6.7 Consolidation, Merger. Lessee shall not directly or indirectly liquidate, wind up, terminate, reorganize or dissolve (or suffer any liquidation, winding up, termination, reorganization or dissolution). Lessee shall not acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person; provided that if the Put/Call Option is exercised, Landlord may be merged with Lessee so long as no Default or Event of Default has occurred and is continuing or would result therefrom and Landlord is the surviving entity and an amendment and restatement of the Credit Agreement and the other Financing Documents on terms and conditions acceptable to the parties thereto providing for the Senior Secured Parties to receive the benefits of the representations, warranties, covenants and defaults set forth in this Lease and the Lessee Security Documents shall be entered into simultaneously with the closing of such merger.

5.6.8 Transactions with Affiliates. Except to the extent indentified on Schedule 5.6.8, Lessee shall not enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in the Lessee unless such arrangement or contract (i) is fair and reasonable to Lessee, (ii) is an arrangement or contract that is on an arm’s length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of the Lessee, with a Person that is not one of its Affiliates.

5.6.9 Accounts. (a) Lessee shall not maintain, establish or use any deposit account, securities account (as each such term is defined in the UCC) or other banking account other than (i) the Lessee Revenue Account and (ii) any Lessee Local Account set forth on Schedule 5.6.9 with respect to which a Blocked Account Agreement is in effect.

(b) Lessee shall not change the name or account number of the Lessee Revenue Account or any Lessee Local Account without the prior written consent of Landlord, which will not be unreasonably delayed, conditioned or withheld.

(c) There shall not be, at any single point in time, more than one Lessee Local Account.

5.6.10 Subsidiaries. Lessee shall not create or acquire any Subsidiary or enter into any partnership or joint venture.

5.6.11 ERISA. Lessee shall not engage in any nonexempt prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code that could reasonably be expected to result in a material liability. Lessee will not incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post retirement welfare benefits (other than a plan providing continuation coverage under Part 6 of Title I of ERISA) that could reasonably be expected to result in a material liability and Lessee shall obtain the prior written approval of Landlord before incurring any such obligation or liability.

5.6.12 Taxes. Lessee shall not make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

5.6.13 Project Documents.

(a) The Lessee shall not direct or consent or agree to any amendment, modification, supplement, waiver or consent in respect of any provision of any Project Document except the MOSA (other than any immaterial amendment, modification, supplement, waiver or consent, in which case a true, correct and complete copy shall be delivered to the Landlord) without the prior written consent of the Landlord, which consent shall not be unreasonably delayed, conditioned or withheld.

(b) The Lessee shall not direct or consent or agree to any amendment, modification (including any modification resulting in an obligation to pay Additional Service Fees (as such term is defined in the MOSA)), supplement, waiver or consent in respect of any provision of the MOSA or approve any document submitted to the Lessee for approval pursuant to the MOSA that would constitute an Additional Project Document if entered into by Lessee without the prior written consent of the Landlord which consent may be withheld in its sole discretion except any amendment to the MOSA solely to reflect the removal and replacement of the Manager or REG Marketing with an Approved Operator.

(c) Except for collateral assignments under the Lessee Security Documents, the Lessee shall not assign any of its rights under any Project Document to which it is a party except the MOSA to any Person, or consent to the assignment of any obligations under any such Project Document by any other party thereto, without the prior written approval of the Landlord, which consent shall not be unreasonably delayed, conditioned, or withheld.

(d) Except for collateral assignments under the Lessee Security Documents, the Lessee shall not assign any of its rights under the MOSA to any Person, or consent to the assignment of any obligations under the MOSA by any other party thereto, without the prior written approval of the Landlord which approval may be withheld in its sole discretion except an assignment by the Manager or REG Marketing to an Approved Operator.

(e) The Lessee shall not enter into a Project Document unless such Project Document requires the counterparty thereto to obtain such insurance to protect, directly or indirectly, against loss or liability to the Lessee, the Project or any Senior Secured Party as the Landlord may reasonably require.

5.6.14 Additional Project Documents. Lessee shall not enter into any Additional Project Document except with the prior written approval of Landlord, which shall not be unreasonably delayed, conditioned or withheld.

5.6.15 Suspension or Abandonment. Lessee shall not (i) permit or suffer to exist an Event of Abandonment without the prior written approval of Landlord or (ii) except to the extent contemplated by Cold Shutdown until the CS End Date, order or consent to any suspension of work under any Project Document without the prior written approval of Landlord.

5.6.16 Environmental Matters. Without prejudice to section 5.5.2, Lessee shall not permit (i) any underground storage tanks to be located on the Premises (unless such storage tanks exist on the Effective Date), (ii) any asbestos to be contained in or form part of any building, building component, structure or office space on the Premises (unless such asbestos exists on the Effective Date), (iii) any polychlorinated biphenyls (PCBs) to be used or stored at the Premises, or (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at the Premises (unless such Materials of Environmental Concern exist on the Effective Date), other than Materials of Environmental Concern necessary for the performance of capital improvements with respect to or operation of the Project and used in accordance with all Laws and Prudent Biodiesel Operating Practice.

5.6.17 Restricted Payments. Lessee shall not make any Restricted Payments (Lessee).

5.6.18 Accounting Changes. Lessee shall not make any change in (i) its accounting policies or reporting practices, except as required by GAAP and notified to Landlord in writing (provided that Lessee shall provide a historical reconciliation for the prior period addressing any such change in accounting practices) or (ii) its Fiscal Year without the prior written consent of Landlord, which consent shall not be unreasonably delayed, conditioned or withheld.

5.6.19 Capital Expenditure. Lessee shall not make or become legally obligated to make any Capital Expenditure without the prior written consent of the Landlord, except to the extent such Capital Expenditure is included in the Capital Improvement Budget, the Supplemental Capital Improvement Budget or any Operating Budget, but only so long as title to and ownership of all improvements are held by Landlord.

5.6.20 Operation and Maintenance Expenses. The Operation and Maintenance Expenses of the Project in any month shall not exceed the lesser of (i) actual expenses incurred and (ii) the expenses set forth in the Operating Budget for such month subject to the Permitted Operating Budget Deviation Levels.

5.6.21 Lessee shall not acquire any real property or leasehold or other interest in real property.

5.6.22 Commodity Hedging Arrangements. Lessee shall not enter into any Commodity Hedging Arrangements that:

(a)	are not in accordance with the Commodity Risk Management Plan; or

(b)	are for speculative purposes.

5.7 Reporting Requirements. Lessee will furnish to Landlord:

5.7.1 Quarterly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of the first three (3) Fiscal Quarters of each Fiscal Year, unaudited financial statements, including balance sheets, statements of income and cash flows for Lessee for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP together with, in each case, consolidated and consolidating financial statements for Lessee.

5.7.2 Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a copy of the annual audit report for such Fiscal Year for Lessee including therein balance sheets as of the end of such Fiscal Year and statements of income and cash flows for such Fiscal Year, and accompanied by an unqualified opinion of the Auditors stating that such financial statements present fairly in all material respects the financial position of the Lessee for the periods indicated in conformity with GAAP applied on a basis consistent with prior periods, which report and opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

5.7.3 Certificate of Financial Officer. Concurrently with the delivery of the financial statements referred to in Sections 5.7.1 and 5.7.2, other than consolidated or consolidating financial statements, a certificate executed by a Financial Officer of the Lessee stating that:

(a) its financial statements fairly present in all material respects the financial condition and results of operations of Lessee on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year end adjustments;

(b) such Financial Officer has reviewed the terms of the Financing Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of Lessee during the accounting period covered by such financial statements; and

(c) as a result of such review such Financial Officer has concluded that no Default or Event of Default has occurred during the period covered by such financial statements through and including the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action that Lessee has taken and proposes to take in respect thereof.

5.7.4 Concurrently with the delivery of the consolidated and consolidating financial statements referred to in Sections 5.7.1 and 5.7.2, a certificate executed by a Financial Officer of Lessee stating that such financial statements fairly present in all material respects the consolidated financial condition and results of operations of Lessee on the dates and for the periods indicated in accordance with GAAP subject, in the case of interim financial statements, to the absence of notes and normally recurring year end adjustments.

5.7.5 Auditor’s Letters. Promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to Lessee (or the audit or finance committee of Lessee) by the Auditors in connection with the accounts or books of Lessee or any audit of Lessee.

5.7.6 Notice of Default or Event of Default. As soon as possible and in any event within five (5) days after Lessee has Knowledge of the occurrence of any Default or Event of Default, a statement of an Authorized Officer of Lessee setting forth details of such Default or Event of Default and the action that Lessee has taken and proposes to take with respect thereto.

5.7.7 Notice of Other Events. Within five (5) Business Days after Lessee obtains Knowledge thereof, a statement of an Authorized Officer of Lessee setting forth details of:

(a) any litigation or governmental proceeding pending or threatened in writing against Lessee or the Project that has or could reasonably be expected to have a Material Adverse Effect;

(b) any litigation or governmental proceeding pending or threatened in writing against any Project Party that has or could reasonably be expected to have a Material Adverse Effect;

(c) any other event, act or condition that has or could reasonably be expected to have a Material Adverse Effect;

(d) notification of any event of force majeure or similar event under a Project Document that has or could reasonably be expected to have a Material Adverse Effect; or

(e) notification of any other change in circumstances that could reasonably be expected to result in an increase of more than three hundred thousand Dollars ($300,000) in Project Costs.

5.7.8 Project Document or Additional Project Document Notice. Promptly after delivery or receipt thereof, copies of all material notices or documents given or received by Lessee, pursuant to any of the Project Documents including:

(a) any written notice alleging any breach or default thereunder that has or could reasonably be expected to have a Material Adverse Effect; and

(b) any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation thereof.

5.7.9 Construction Contracts Notice. Within three (3) Business Days following receipt thereof, Lessee shall deliver to Landlord and the Independent Engineer any report provided to Lessee under any Construction Contract, which shall be subject to review by the Independent Engineer.

5.7.10 ERISA Event. As soon as possible and in any event within five (5) days after Lessee has Knowledge that any of the events described below has occurred, a duly executed certificate of an Authorized Officer of Lessee setting forth the details of each such event and the action that Lessee proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service or Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(a) any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that could reasonably be expected to result in any liability to Lessee;

(b) any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on Lessee;

(c) an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(d) Lessee or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code, Section 408 of ERISA or another applicable administrative, regulatory or statutory exemption, that could reasonably be expected to result in material liability to Lessee;

(e) there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(f) any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that could reasonably be expected to result in any liability to Lessee;

(g) a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in any liability to Lessee;

(h) a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(i) Lessee or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(j) there is an action brought against Lessee or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA.

5.7.11 Notice of PBGC Demand Letter. As soon as possible and in any event within five (5) days after the receipt by Lessee of a demand letter from the PBGC notifying Lessee of a final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the president or chief financial officer of Lessee setting forth the action Lessee proposes to take with respect thereto.

5.7.12 Notice of Environmental Event. Promptly and in any event within five (5) days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of Lessee specifying in detail the nature of such condition and, if applicable, Lessee’s proposed response thereto:

(a) receipt by Lessee of any written communication from a Governmental Authority or any written communication from any other Person (other than a privileged communication from legal counsel to Lessee) or other source of written information, including reports prepared by Lessee, that alleges or indicates that Lessee or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals and such alleged noncompliance could reasonably be expected to form the basis of an Environmental Claim against Lessee or Landlord;

(b) Lessee obtains Knowledge that there exists any Environmental Claim pending or threatened in writing against Lessee or an Environmental Affiliate;

(c) Lessee obtains Knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non compliance with any Environmental Law that, in either case, could reasonably be expected to form the basis of an Environmental Claim against Lessee or an Environmental Affiliate; or

(d) any Removal, Remedial or Response action is taken, or required to be taken, by Lessee, Landlord or any other person in response to any material release, emission, discharge or disposal of any Material of Environmental Concern in, at, on or under a part of or about the Premises or any property in connection with the Project.

5.7.13 Materials of Environmental Concern. Lessee will maintain and make available for inspection by Landlord, the Consultants and, if an Event of Default has occurred and is continuing, the Lenders, and each of their respective agents and employees, on reasonable notice during regular business hours, accurate and complete records of all material non privileged correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by Lessee or, to the best of Lessee’s Knowledge and to the extent obtained by Lessee, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim on or affecting Lessee or the Project.

5.7.14 Deferred Approvals. Promptly after receipt thereof, copies of each Deferred Approval obtained by Lessee, together with such documents relating thereto as Landlord may request, certified as true, complete and correct by an Authorized Officer of Lessee.

5.7.15 Capital Improvement Disbursement Statements. Not less than five (5) Business Days after the last day of each month in which a disbursement from the Capital Improvements Account is made, a disbursement statement which shall include:

(a) all invoices for Designated Capital Improvement Costs with respect to which such disbursement was made, each of which shall be certified as true, correct and complete by Lessee and substantiated by the Independent Engineer;

(b) absolute and unconditional sworn Lien waiver statements in form and substance reasonably satisfactory to Landlord and the Independent Engineer evidencing receipt of payment by each Construction Contractor, all subcontractors, all contractors performing capital improvement work with respect to the Project and all other Persons having the right to create a Lien on any asset of Landlord or Lessee who were paid from the proceeds of such disbursement (other than Lien waivers from contractors whose work, on an aggregate basis (taking into account any and all contracts or agreements pursuant to which such contractor has performed work relating to the Project), entitles them to aggregate payment of less than $50,000. Each such Lien waiver statement shall be certified as true and correct and complete by Lessee to its Knowledge and the applicable contractor and shall be verified by the Independent Engineer;

(c) Capital Improvement Status Report(s) covering such month, each of which shall be certified as true and complete by Lessee and substantiated by the Independent Engineer; and

(d) a certification of a Financial Officer of Lessee confirming that such disbursement, when considered on its own and when considered on an aggregate basis with all prior disbursements, is in compliance with the Capital Improvement Budget (or, if such disbursement would be in excess of the Capital Improvement Budget, such deviation from the Capital Improvement Budget has been approved by the Independent Engineer).

5.7.16 Operating Statements. Within forty-five (45) days after the end of each Fiscal Quarter Lessee shall furnish to Landlord an Operating Statement regarding the operation and performance of the Project for each monthly, quarterly and, in the case of the last quarterly Operating Statement for each year, annual period substantially in the form attached hereto as Exhibit F. Such Operating

Statements shall contain (i) line items corresponding to each Operating Budget Category of the then-current Operating Budget showing in reasonable detail by Operating Budget Category all actual expenses related to the operation and maintenance of the Project compared to the budgeted expenses for each such Operating Budget Category for such period, (ii) information showing the amount of biodiesel and other Products produced by the Project during such period and (iii) information showing (A) the amount of biodiesel sold by Lessee from the Project, (B) the amount, if any, of other sales of biodiesel and the amount of all sales of glycerin sold by Lessee from the Project, together with an explanation of any such sale and identification of the purchaser, and (C) the amount, if any, of other Products sold by Lessee from the Project, together with an explanation of any such sale and identification of the purchaser. The Operating Statements shall be certified as complete and correct in all material respects by an Authorized Officer of Lessee, subject to auditing review, who also shall certify that, the expenses reflected therein for the year to date and for each month or quarter therein did not exceed the provision for such period contained in the Operating Budget then in effect by more than the Permitted Operating Budget Deviation Levels or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

5.7.17 Capital Expenditure. As soon as possible and in any event within five (5) days after the incurrence of a Capital Expenditure in excess of fifty thousand Dollars ($50,000), a notice to Landlord setting forth the amount and purpose of such expenditure.

5.7.18 Commodity Hedging Arrangements. Within ten (10) Business Days after the end of each calendar month, Lessee shall deliver to Landlord (i) a position report describing all of the Commodity Hedging Arrangements in effect as of the date of such report and (ii) a duly authorized certificate of an Authorized Officer of Lessee stating that the Commodity Hedging Arrangements set forth in the report delivered pursuant to clause (i) have been entered into in accordance with the Commodity Risk Management Plan.

5.7.19 Other Information. Other information reasonably requested by the Landlord.

ARTICLE VI - MAINTENANCE AND ALTERATIONS

6.1 Maintenance of Premises. Except to the extent amounts are paid out of the Capital Improvement Account pursuant to Article XVI, Lessee shall, at its expense, maintain, or cause to be maintained, the entire interior and exterior of the Premises, including, without limitation, all electrical systems, heating and air conditioning systems, plate glass, floors, windows and doors, sprinkler and plumbing systems, roof, gutters, downspouts, exterior walls, all structural components and mechanical systems, landscaping, parking lot pavement and striping, and all structural and non-structural components of the Improvements, all in accordance with the terms of the Financing Documents. Lessee shall cause all trash, refuse and garbage generated by its operations of the Premises to be promptly removed from the Premises. If Lessee fails to maintain or keep and maintain the Premises in operating condition as required herein and such failure continues for thirty (30) days after written notice from Landlord (which notice shall not be required in the event of an emergency), in addition to all other remedies it may have, then Landlord shall perform such required maintenance and repairs, and any sums expended by Landlord in performing such maintenance and repairs shall be repaid by Lessee to Landlord.

6.2 Major Alterations. Except to the extent set forth in Article XVI, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, delayed or conditioned, Lessee shall not commence, or cause to be constructed, any Major Alterations. If Lessee commences work on a Minor Alteration and, during the course thereof, any one or more of the conditions to the same constituting a Minor Alteration ceases to be satisfied, then Lessee shall immediately stop all work thereon and shall obtain Landlord’s written approval thereof, which approval shall not be unreasonably withheld, delayed or conditioned, prior to performing any further work.

6.3 Alterations Generally.

6.3.1 Lessee shall cause all work in connection with any Alteration to satisfy all of the following requirements: (a) such work shall be performed in a good and workmanlike manner, and (b) Lessee shall pay, or cause to be paid, all costs of such Alteration as and when due and in a manner to prevent the filing of any mechanic’s liens or claims of liens; (c) such work shall be performed in compliance with all applicable Laws, including without limitation, the ADA; and (d) the contractor and each subcontractor providing labor, material or services with respect thereto shall provide insurance which satisfies Landlord’s then-current insurance requirements for contractors.

6.3.2 Lessee shall pay, discharge and cause the release of any and all mechanic’s, materialman’s or other like liens against the Premises in accordance with Article 7 of this Lease.

6.3.3 Upon completion of any Alterations, Lessee, at Lessee’s expense, shall obtain certificates of final approval of such Alterations required by any Governmental Authority.

6.3.4 If the Alteration is a Major Alteration, any other conditions to Landlord’s approval thereof shall be satisfied by Lessee at Lessee’s sole expense.

6.3.5 Any Alteration which may be made or installed upon the Premises shall remain upon and be surrendered with the Premises and become the property of Landlord at the termination of this Lease; provided, however, that to the extent Landlord requests removal of any Alteration (other than the capital improvements described in the Capital Improvement Budget) installed by Lessee at the conclusion of the Lease Term, Lessee shall remove the same and restore the Premises to its condition on the Capital Improvement Completion Date, at Lessee’s expense, normal wear and tear excepted.

ARTICLE VII - MECHANICS’ LIENS

7.1 Lessee Caused Liens Prohibited. Except for Landlord Caused Liens, Lessee covenants that it will not cause or permit any Lien to be filed, asserted or otherwise exist against the Premises or any part thereof except for Permitted Liens. If Lessee fails to pay off and discharge any such lien, or to provide a cure therefor as provided in Section 7.2 below, then Landlord shall obtain the release of such lien by paying off the amount claimed due, or otherwise settling or compromising the amount claimed. In such event, Lessee shall reimburse Landlord for the entire cost thereof, on demand. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord be deemed to have agreed or consented to any mechanic’s lien (or other lien for material, labor or services) against Landlord’s interest in the Premises whether pursuant to the provisions of this Lease, by implication or otherwise, except for any Permitted Lien that may arise out of the Project; it being agreed that if any mechanic’s liens (or other comparable liens) are claimed, the same shall attach only to the leasehold interest of Lessee in the Premises and not to Landlord’s fee simple interest therein, except for any Permitted Lien that may arise out of the Project.

7.2 Lessee’s Limited Cure Right. If (a) any lien of any nature, including but not limited to liens of the nature described in Section 7.1 above, is filed against the Premises or any part thereof or is asserted against Landlord, and (b) Lessee in good faith disputes the claimant’s right to such lien, then Lessee shall have the right to contest the filing of such lien without the same constituting a Default if Lessee causes all of the following conditions to be satisfied with respect to such lien at all times until the same is fully released and discharged as a lien or potential lien against the Premises, any part thereof or Landlord:

7.2.1 The relevant terms of the Financing Documents are complied with;

7.2.2 Lessee gives Landlord notice of the claim of such lien within ten (10) days after Lessee’s receipt of any written claim or notice of filing of such lien together with the basis for Lessee’s dispute thereof, and Lessee shall promptly furnish to Landlord such other information as Landlord may request from time to time with respect thereto;

7.2.3 Within thirty (30) days after the filing or assertion of any such lien in the Real Estate Records (or such other governmental office as may be appropriate for the filing of such a lien), Lessee causes one or more of the following to occur (each at no cost or expense to Landlord): (a) the lien claimant duly executes, acknowledges and delivers a full waiver and release of such lien together with such other documents as may be required under applicable law to cause such lien to be released and discharged as a lien against the Premises, any part thereof or Landlord; (b) a bond is provided in accordance with applicable Law, in the requisite amount and in form, which causes such lien to be released and discharged as a lien against the Premises, any part thereof or Landlord as a matter of law; (c) Landlord is provided with a title insurance policy, or an endorsement to a title insurance policy previously issued to Landlord, insuring Landlord against any loss, damage or expense (including attorneys’ fees and all other costs of defense) arising out of such lien; and

7.2.4 Lessee causes such lien to be diligently contested in good faith by appropriate legal proceedings and promptly reimburses Landlord for any cost or expense, including, without limitation, reasonable attorneys’ fees, suffered or incurred by Landlord as a result thereof.

7.3 Lessee’s Indemnity. Lessee hereby agrees to indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnified Parties and the Premises from and against, any and all claims, causes of action, liens, claims of liens, liabilities, losses, damages, judgments, settlements, demands, penalties and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any Landlord Indemnified Party or the Premises as a result of any Alteration or lien or claim of lien of the nature described in Section 7.1 above.

7.4 Landlord Caused Liens Prohibited. Landlord covenants that it will not cause or permit any Lien to be filed, asserted of otherwise exist against the Premises or any part thereof except Permitted Liens. If Landlord fails to pay off and discharge any such lien, or to provide a cure therefor as provided in Section 7.5 below, then Lessee shall obtain the release of such lien by paying off the amount claimed due, or otherwise settling or compromising the amount claimed. In such event, Landlord shall reimburse Lessee for the entire cost thereof, on demand,.

7.5 Limited Cure Right. If (a) any Landlord Caused Lien is filed, asserted or otherwise exists against the Premises or any part thereof or is asserted against Landlord or Lessee, and (b) Landlord in good faith disputes the claimant’s right to such Lien, then Landlord shall have the right to contest the filing of such Lien if Landlord causes all of the following conditions to be satisfied with respect to such lien at all times until the same is fully released and discharged as a lien or potential lien against the Premises, any part thereof, Landlord or Lessee:

7.5.1 The relevant terms of the Financing Documents are complied with;

7.5.2 Landlord gives Lessee notice of the claim of such lien within ten (10) days after Landlord’s receipt of any written claim or notice of filing of such lien together with the basis for Landlord’s dispute thereof, and Landlord shall promptly furnish to Lessee such other information as Lessee may request from time to time with respect thereto;

7.5.3 Within thirty (30) days after the filing of any such lien in the Real Estate Records (or such other governmental office as may be appropriate for the filing of such a lien), Landlord causes one or more of the following to occur (each at no cost or expense to Lessee): (a) the lien claimant duly executes, acknowledges and delivers a full waiver and release of such lien together with such other documents as may be required under applicable law to cause such lien to be released and discharged as a lien against the Premises, any part thereof, Landlord or Lessee; (b) a bond is provided in accordance with applicable Law, in the requisite amount and in form, which causes such lien to be released and discharged as a lien against the Premises, any part thereof, Landlord or Lessee as a matter of law; (c) Lessee is provided with a title insurance policy, or an endorsement to a title insurance policy previously issued to Lessee, insuring Lessee against any loss, damage or expense (including attorneys’ fees and all other costs of defense) arising out of such lien; and

7.5.4 Landlord causes such lien to be diligently contested in good faith by appropriate legal proceedings and promptly reimburses Lessee for any cost or expense, including, without limitation, reasonable attorneys’ fees, suffered or incurred by Lessee, as a result thereof.

7.6 Landlord Indemnity. Landlord hereby agrees to indemnify, defend (by counsel reasonably acceptable to Lessee) and hold harmless the Lessee Indemnified Parties and the Premises from and against, any and all claims, causes of action, liens, claims of liens, liabilities, losses, damages, judgments, settlements, demands, penalties and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any Lessee Indemnified Party or the Premises as a result of any Landlord Caused Lien or claim thereof.

ARTICLE VIII - CONDEMNATION

8.1 Interests of Parties on Condemnation. If the Premises or any part thereof is subject to an Event of Taking, the interests of Landlord and Lessee in the award or consideration for such Event of Taking (the “Condemnation Proceeds”), and the allocation of the Condemnation Proceeds and the other effects of the taking or transfer upon this Lease, shall be as provided by this Article.

8.2 If, pursuant to Article XI, the Condemnation Proceeds are not used to replace the Project, this Lease and all right, title and interest of Landlord and Lessee hereunder shall cease and terminate on the date title to the Premises vests in the condemning authority.

8.3 If, pursuant to Article XI, the Condemnation Proceeds are used to replace the Project, this Lease shall terminate only as to the portion of the Premises so taken or transferred as of the date title to such portion vests in the condemning authority or the date possession of such portion is taken by the condemning authority, whichever occurs first, and shall continue in force and effect as to the portion of the Premises not so taken or transferred, and the Rent and other obligations of Lessee hereunder shall remain unchanged.

8.4 Allocation of Award. Any Condemnation Proceeds awarded because of the taking of all or any portion of the Premises by eminent domain and remaining after giving effect to the payment and other terms of Article XI shall be divided as follows in the following order of priority:

8.4.1 first, Landlord and Lessee shall be entitled to receive their respective costs and expenses, including, without limitation, reasonable attorney’s fees, in connection with the taking; and

8.4.2 next, any remainder of the Condemnation Proceeds shall be allocated between Landlord and Lessee based upon the present values of their respective interests in the Premises, taking into account Landlord’s reversionary interest in the Premises and the number of years remaining until the Lease Term Expiration Date.

8.5 Event of Taking. An “Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any material part of the Project.

8.6 Temporary Taking. In the event of a taking of all or any portion of the Premises for temporary use during the Lease Term, the foregoing provisions of this Article VIII shall be inapplicable thereto; this Lease shall continue in full force and effect without reduction or abatement of rent; and Lessee alone shall be entitled to make claim for, recover, and retain any Condemnation Proceeds recoverable in respect of such temporary use, whether in the form of rent or otherwise. If the award is made in a lump sum covering a period after the Lease Term Expiration Date, then Landlord also shall be entitled to make claim for and participate in the award proportionately.

8.7 Assignments. Each of Landlord and Lessee hereby assigns to the other such interest in all Condemnation Proceed for any Event of Taking is necessary to accomplish the division of such awards as provided in this Article VIII. To the extent possible, Landlord and Lessee shall separately prosecute their respective claims for damage arising as a result of any taking.

ARTICLE IX - ASSIGNMENT AND SUBLETTING

9.1 Assignment Prohibited Without Consent. Except as provided in Section 9.3, neither party shall voluntarily or involuntarily assign, mortgage, encumber, sublease or otherwise transfer its right, title or interest under this Lease. If a party executes an instrument which purports to assign, mortgage or encumber or otherwise transfer such party’s right, title or interest under this Lease, then such instrument shall be null and void and without any force or effect.

9.2 Subleases. Lessee shall not sublease all or any portion of the Premises.

9.3 Right to Mortgage. Lessee acknowledges that Landlord has mortgaged the Premises and assigned the Rent to the Collateral Agent pursuant to the terms of the Credit Agreement. Landlord acknowledges that Lessee has collaterally assigned and mortgaged its leasehold interest in the Premises to the Collateral Agent pursuant to the terms of the Credit Agreement

9.4 Landlord’s Right to Sell or Convey. Landlord shall not sell, assign or otherwise transfer all or any portion of the Premises in any transaction or any series of transactions without the prior written consent and approval of Lessee. In addition, no portion of Equity Interests in Landlord may be sold, assigned or otherwise transferred in any transaction or any series of transactions without the prior written consent and approval of Lessee, except pursuant to the Put/Call Agreement.

ARTICLE X - INSURANCE

10.1 Required Insurance. Lessee shall acquire and maintain insurance with respect to the Project as set forth on Schedule 10.1 attached hereto.

10.2 Waiver of Subrogation. Each of Landlord and Lessee hereby waives any rights it may have against the other on account of any loss or damage occasioned to Landlord or Lessee, as the case may be, their respective property, the Premises or the contents of the Premises arising from any risk covered by property insurance carried or required to be carried in this Article 10, when and to the extent, that such loss or damage is actually compensated pursuant to such insurance. Lessee also agrees that any insurance policies obtained by Lessee pursuant to this Lease shall contain endorsements waiving any right of subrogation which the insurer may otherwise have against Landlord. The foregoing release and the foregoing requirement for waivers of subrogation shall be operative only so long as the same shall neither preclude the obtaining of such insurance nor diminish, reduce or impair the liability of any insurer.

ARTICLE XI - INSURANCE AND CONDEMNATION PROCEEDS

11.1 Amounts Less Than $1,000,000. Unless otherwise directed by Landlord, Lessee shall apply any Insurance Proceeds and Condemnation Proceeds in amounts less than or equal to one million Dollars ($1,000,000) arising from any one claim or any series of claims relating to the same occurrence directly for the replacement or repair of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate; provided, that Lessee delivers to Landlord, no fewer than six (6) Business Days in advance of any such application, an Insurance and Condemnation Proceeds Request Certificate in the form attached hereto as Exhibit G setting forth proposed instructions for such application. A Financial Officer of Lessee shall certify that each Insurance and Condemnation Proceeds Request Certificate is being delivered, and the applications specified therein are being directed, in accordance with the Lease, and shall also certify that the directed applications will be used exclusively for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate.

11.2 Amounts in Excess of $1,000,000 but Less Than $5,000,000. Any Insurance Proceeds and Condemnation Proceeds in amounts greater than one million Dollars ($1,000,000) but less than or equal to five million Dollars ($5,000,000) arising from any one claim or any series of claims relating to the same occurrence shall:

11.2.1 be applied for repair or replacement of damaged assets to which such Insurance Proceeds or Condemnation Proceeds, as the case may be, relate in accordance with Landlord’s direction in an Insurance and Condemnation Proceeds Request Certificate delivered to Landlord if, within sixty (60) days after the occurrence of the Casualty Event or Event of Taking giving rise to such proceeds, Lessee delivers a Restoration or Replacement Plan to Landlord and the Independent Engineer, in a form reasonably acceptable to Landlord and the Independent Engineer, with respect to such Casualty Event or Event of Taking that is based upon, and accompanied by, each of the following:

11.2.2 a description of the nature and extent of such Casualty Event or Event of Taking, as the case may be;

11.2.3 a bona fide assessment (from a contractor reasonably acceptable to the Independent Engineer) of the estimated cost and time needed to restore or replace the Project to substantially the same value and general performance capability as prior to such event;

11.2.4 reasonably satisfactory evidence that such Insurance Proceeds or Condemnation Proceeds, as the case may be, are sufficient to make the necessary restorations or replacements;

11.2.5 a certificate of the controller, treasurer or chief financial officer of Lessee certifying that (1) all work contemplated to be done under the Restoration or Replacement Plan can be done within the time periods, if any, required under any Project Document; (2) all Governmental Approvals necessary to perform the work have been obtained (or are reasonably expected to be obtained without undue delay); and (3) the Project once repaired/restored will continue to perform at the levels set forth in the then-current Operating Budget with respect to production volume, yield and utility consumption (or other levels approved by Landlord);

11.2.6 the Casualty Event or Event of Taking, as the case may be (including the non operation of the Project during any period of repair or restoration) has not resulted or would not reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or the Project Documents (or, in the case of a default giving rise to a termination of a Project Document, an agreement replacing such document, in form and substance, and with a counterparty, reasonably satisfactory to the Landlord is entered into (together with all applicable “Ancillary Documents” required by the Credit Agreement) within forty-five (45) days thereof (or, if such termination could not reasonably be expected to result in a Material Adverse Effect, within sixty (60) days thereof));

11.2.7 after taking into consideration the availability of such Insurance Proceeds or Condemnation Proceeds, as applicable, and Business Interruption Insurance Proceeds and any additional documented voluntary equity contributions for the purpose of covering such costs, there will be adequate amounts available to pay all ongoing expenses including the Landlord’s debt service under the Credit Agreement during the period of repair or restoration;

11.2.8 construction contractors and vendors of recognized skill, reputation and creditworthiness and reasonably acceptable to Landlord have executed reconstruction contracts, purchase orders or similar arrangements for the repair, rebuilding or restoration on terms and conditions reasonably acceptable to Landlord; and

11.2.9 a confirmation by the Independent Engineer of its agreement with the matters set forth in Sections 11.2.1 through 11.2.8 above and its approval of such Restoration or Replacement Plan; or

11.2.10 if (i) Lessee does not deliver such Restoration or Replacement Plan and the accompanying deliveries referred to in Section 11.2.1 within such sixty (60) day period or (ii) after the completion of such Restoration or Replacement Plan, there are excess Insurance Proceeds or Condemnation Proceeds, as the case may be, Lessee shall on the next succeeding Quarterly Payment Date thereafter, transfer to the Borrower Revenue Account, an amount equal to such Insurance Proceeds or Condemnation Proceeds.

11.3 Amounts in Excess of $5,000,000. Any Insurance Proceeds or Condemnation Proceeds in amounts greater than five million Dollars ($5,000,000) arising from any one claim or any series of claims relating to the same occurrence shall, at the written instruction of Landlord, be deposted in the Borrower Revenue Account.

ARTICLE XII - DAMAGE AND DESTRUCTION

12.1 Lessee’s Restoration. If a loss by fire or other casualty occurs which causes destruction or damage to the Improvements and pursuant to Article XI Insurance Proceeds are applied to repair the Improvements, then the parties agree as follows:

12.1.1 Lessee shall diligently pursue the reconstruction, restoration and repair of the Premises (the “Restoration Work”) in compliance with this Lease and all applicable Laws and shall cause the Improvements to be completely restored to their condition immediately prior to such casualty as expeditiously as possible.

12.1.2 If no Default has occurred and is continuing, Lessee shall have the right to adjust, and shall pay the entire cost of adjusting, such loss with the property insurance provider, subject to the approval of Landlord and the Administrative Agent as to amount (such approval not to be unreasonably withheld or delayed), and provided that the same are deposited in accordance with the terms of the Accounts Agreement.

12.1.3 To the extent any Insurance Proceeds are paid to Lessee, the same shall be held by Lessee in trust solely for the purpose of paying the cost of the Restoration Work until such time as the same are deposited in accordance with the Accounts Agreement.

12.1.4 Lessee shall cause the Improvements to be fully restored to that condition existing immediately prior to such casualty (or such other condition as the Administrative Agent may approve) not later than the time period set forth in the Restoration or Replacement Plan.

12.1.5 The Rent shall not abate, it being agreed that Lessee shall be entitled to insure such obligation.

12.2 Other Loss. If a loss by fire or other casualty occurs which causes destruction or damage to the Improvements and pursuant to the Article XI Insurance Proceeds are not applied to repair the Improvements, then:

12.2.1 Lessee shall have no obligation to perform any Restoration Work, provided that Lessee performs its other obligations hereunder; and

12.2.2 Lessee shall take any and all actions requested by Landlord or the Administrative Agent to cause the Insurance Proceeds to be made available in the manner set forth in the Accounts Agreement.

ARTICLE XIII - HAZARDOUS MATERIALS

13.1 Definitions. As used in this Article, the following definitions shall apply:

13.1.1 The term “Hazardous Substance” shall mean quantities of any substances or materials which are categorized or defined as hazardous or toxic under any Environmental Law.

13.1.2 “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping.

13.1.3 “Environmental Condition” means any condition with respect to the air, soil, surface, surface water, groundwater, stream sediments and any similar condition that currently or in the future could require investigative or remedial action and/or may result in claims, demands or liabilities to Lessee by third parties, including, without limitation, any Governmental Authority, any owner of property adjacent to or near the Premises or any other entity or individual suffering or alleging property damage or personal injury.

13.2 Lessee’s Obligations with respect to Hazardous Substances. In addition to the requirements of Section 5.6.16, Lessee shall not cause or permit, and shall not permit its agents, employees or contractors to cause or permit, any Release at or on the Premises of any Hazardous Substances in violation of any Environmental Laws. Lessee shall exercise, and shall cause its agents, employees and contractors to exercise due care in the handling, storage or transportation of any Hazardous Substances. Lessee shall not permit the Premises to be used or operated in a manner that may cause the Premises to be contaminated by any Hazardous Substances in violation of any Environmental Laws. Lessee covenants that it shall cause any maintenance, repairs or alterations of the Premises undertaken by, through or under Lessee to be done in a way so as not to violate Environmental Laws or expose persons working on or visiting the Premises to Hazardous Substances in excess of safety levels established by applicable Environmental Laws.

13.3 Indemnification with respect to Hazardous Substances.

13.3.1 Lessee’s Indemnification. Lessee shall be solely responsible for and shall defend, indemnify and hold harmless Landlord and all other Landlord Indemnified Parties from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with (i) Lessee’s breach of its obligations in this Article and Section 5.6.16 or (ii) the occurrence of any Environmental Condition caused by Lessee, its respective agents, employees or contractors at, on or under the Premises at any time during the Lease Term.

13.3.2 Lessee and Affiliate Indemnification. Lessee, Lessee Pledgor and Renewable Energy Group, Inc., a Delaware corporation, shall be jointly and severally responsible for and shall defend, indemnify and hold harmless Landlord and all other Landlord Indemnified Parties from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with all Environmental Conditions existing on the Premises prior to the Effective Date or arising out of actions occurring at the Premises prior to the Effective Date, whether or not such Environmental Conditions are disclosed in an Environmental Site Assessment Report (“Pre-Closing Environmental Liability”); provided, that, in no event shall the obligations to indemnify pursuant to this Section 13.3.2 together with any liability of Lessee Pledgor under Section 9(h) of the Membership Interest Purchase Agreement for Pre-Closing Environmental Liability exceed $4,000,000 in the aggregate. The obligations of Lessee, Lessee Pledgor and Renewable Energy Group, Inc. to indemnify the Landlord and the other Landlord Indemnified Parties shall survive termination of this Lease only to the extent of claims submitted for indemnification prior to the date of such termination.

13.3.3 Landlord’s Indemnification. Landlord shall be solely responsible for and shall defend, indemnify and hold Lessee and all other Lessee Indemnified Parties from and against all claims, liability and expenses of any kind (including without limitation reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel), arising out of, in respect of or in connection with the occurrence of any Environmental Condition caused by Landlord, its respective agents, employees or contractors at, on or under the Premises at any time.

13.4 Landlord’s Right to Inspect. If Landlord reasonably believes that Environmental Laws are being violated on the Premises, or at the reasonable request of any prospective purchaser of the Premises or any prospective lender, Landlord and its agents shall have the right, but not the duty, to inspect the Premises and conduct tests thereon at a reasonable time and upon reasonable notice to Lessee to determine whether or the extent to which there are Hazardous Substances or toxic or infectious waste on the Premises. Landlord shall have the right to enter upon the Premises at a reasonable time and upon reasonable notice to Lessee to remedy any contamination found thereon. In exercising its rights herein, any interference with Lessee’s business shall not constitute an eviction of Lessee, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Lessee’s property or business caused thereby; provided, however, that Landlord shall use commercially reasonable efforts to exercise its rights hereunder in a manner that will not unreasonably interfere with Lessee’s property or business.

13.5 Survival. The indemnity obligations of Landlord and Lessee and the rights and remedies of Landlord and Lessee under this Article shall survive the termination of this Lease.

ARTICLE XIV - DEFAULTS AND REMEDIES

14.1 Lessee’s Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” on the part of Lessee:

14.1.1 Nonpayment. Lessee fails to pay any amount of Rent or any other amount due hereunder within two (2) Business Days after the same becomes due and payable;

14.1.2 Breach of Warranty. Any representation or warranty of any Lease Party in any Lease Document is incorrect or misleading in any material respect when made; provided that (i) if such Lease Party was not aware that such representation or warranty was incorrect or misleading at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such incorrect or misleading representation or warranty is capable of being cured, corrected or otherwise remedied, (iii) such fact, event or circumstance resulting in such incorrect or misleading representation or warranty is cured, corrected or otherwise remedied within thirty (30) days from the date such Lease Party obtains, or should have obtained, Knowledge thereof, and (iv) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect or misleading, then such incorrect representation or warranty shall not constitute an Event of Default.

14.1.3 Non-Performance of Certain Covenants and Obligations. (i) Lessee defaults in the due performance and observance of any of its obligations under Sections 5.5.4(b), 5.5.4(c), 5.5.4(d)(i), 5.5.7, 5.5.8, 5.6, 5.7.6 or 5.7.7 of this Lease, or Section 5.02, Section 5.04 or Section 5.07 of the Lessee Security Agreement; or (ii) the Lessee or the Lessee Pledgor defaults in the due performance and observance of any of its obligations under Section 5.02, Section 5.04, Section 5.05 or Section 5.09 of the Lessee Pledge Agreement

14.1.4 Non-Performance of Other Covenants and Obligations. A Lease Party defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Sections 14.1.1 or 14.1.3) contained in any Lease Document to which it is a party, and such default continues unremedied for a period of thirty (30) days after the earlier of (a) written notice of default is given to Lessee by Landlord, or (b) such Lease Party obtains, or should have obtained, Knowledge thereof.

14.1.5 Capital Improvement Completion. The Capital Improvement Completion Date does not occur on or before the Commencement Date Certain.

14.1.6 Cross Defaults. Any one of the following occurs with respect to Lessee:

(a) a default occurs in the payment when due (subject to any applicable grace period and notice requirements), whether by acceleration or otherwise, with respect to Indebtedness in an amount greater than or equal to one hundred thousand Dollars ($100,000) in the aggregate or has resulted in or could reasonably be expected to result in a Material Adverse Effect; or

(b) Lessee fails to observe or perform (subject to any applicable grace periods and notice requirements) any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, in each case with respect to Indebtedness in an amount greater than or equal to one hundred thousand Dollars ($100,000) in the aggregate or has resulted in or could reasonably be expected to result in a Material Adverse Effect.

(c) a “REG Services Event of Default” (as defined therein) shall occur under or within the meaning of the MOSA; provided, that any such event under or within the meaning of the MOSA shall not constitute an Event of Default if within 45 days of such event, Lessee shall terminate the MOSA, enter into such alternative arrangements and agreements replacing the MOSA (which arrangements and agreements as well as the counterparties thereto shall be satisfactory to Landlord (together with all applicable Ancillary Documents), it being understood that for purposes of this Section 14.1.6(c) the replacement of REG Services and REG Marketing by an Approved Operator and any such alternate arrangements having the same terms and conditions as the MOSA shall be deemed satisfactory to the Landlord) and, if such replacement does not cure any such event which affects the operation of the Project, cure such event.

14.1.7 Judgments. (i) Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect is rendered against Lessee or (ii) any judgment or order is rendered against Lessee in an amount in excess of two hundred fifty thousand Dollars ($250,000) in the aggregate and, in any such case, (x) enforcement proceedings are commenced by any creditor upon such judgment or order or (y) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment is not in effect.

14.1.8 ERISA Events. Any one of the following occurs that has resulted in or could reasonably be expected to result in a Material Adverse Effect: (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) Lessee engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA for which there is no regulatory, statutory or administrative exemption, (iv) Lessee fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) Lessee suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against Lessee to enforce Section 515 of ERISA, (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then-current value of the assets allocable to such benefits by more than five hundred thousand Dollars ($500,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject Lessee to any tax, penalty or other liability.

14.1.9 Bankruptcy. Any Lease Party:

(a) generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due;

(b) applies for, consents to, or acquiesces in, the appointment of a trustee, receiver, sequestrator or other custodian for such Person or a substantial portion of its property, or makes a general assignment for the benefit of creditors;

(c) in the absence of such application, consent or acquiescence, permits or suffers to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Person or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian is not discharged within sixty (60) days; provided that nothing in the Lease Documents shall prohibit or restrict any right Landlord may have under applicable Law to appear in any court conducting any relevant proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Lease Documents (and such Person shall not object to any such appearance);

(d) permits or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Person and, if any such case or proceeding is not commenced by such Person, such case or proceeding is consented to or acquiesced in by such Person or results in the entry of an order for relief or remains for sixty (60) days undismissed; provided that nothing in the Lease Documents shall prohibit or restrict any right Landlord may have under applicable Law to appear in any court conducting any such case or proceeding during such sixty (60) day period to preserve, protect and defend its rights under the Lease Documents (and such Person shall not object to any such appearance); or

(e) takes any action authorizing, or in furtherance of, any of the foregoing.

14.1.10 Project Document Defaults; Termination.

(a) Lessee shall be in material breach of or otherwise in material default under any Project Document to which it is a party, and such breach or default has continued beyond any applicable grace period expressly provided for in such Project Document (or, if no such cure period is provided, thirty (30) days).

(b) Any Project Document to which the Lessee is a party ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of the Lessee; provided, that such occurrence shall not constitute an Event of Default with respect to any Project Document if an agreement replacing such Project Document, in form and substance, and with a counterparty, reasonably satisfactory to the Landlord, is entered into (together with all applicable Ancillary Documents) within forty-five (45) days thereof.

14.1.11 Governmental Approvals. Lessee fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval held in the name of Lessee or Landlord and then required to be maintained or any Necessary Project Approval held in the name of Lessee or Landlord and then required to be maintained is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval then required to be maintained is adversely modified without the consent of Landlord, or a proceeding is commenced which could reasonably produce any such result.

14.1.12 Unenforceability of Documentation. At any time after the execution and delivery thereof:

(a) any material provision of any Lease Document shall cease to be in full force and effect;

(b) any Lease Document is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction; or

(c) any Lease Document becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto;

(d) any Liens against any of the Lessee Collateral cease to be a first priority, perfected security interest in favor of the Collateral Agent, or the enforceability thereof is contested by any Lease Party or any of the Lessee Security Documents ceases to provide the security intended to be created thereby with the priority purported to be created thereby.

14.1.13 Environmental Matters. (i) Any Environmental Claim has occurred with respect to any Lease Party or the Project, (ii) any Release, Threat of Release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event would reasonably be expected to form the basis of an Environmental Claim against any Lease Party or the Project, or (iii) any violation or alleged violation of any Environmental Law or Environmental Approval occurs that could reasonably result in an Environmental Claim against any Lease Party, Landlord or the Project that, in the case of any of (i), (ii) or (iii) above, could reasonably be expected to result in liability in an amount greater than fifty thousand Dollars ($50,000) for any single claim or two hundred fifty thousand Dollars ($250,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect.

14.1.14 Loss of Collateral. Any portion of the Lessee Collateral (but excluding any portion of the Lessee Collateral that is immaterial) is damaged, seized or appropriated; provided that such an occurrence shall not constitute an Event of Default if Lessee repairs, replaces, rebuilds or refurbishes such damaged, seized or appropriated Lessee Collateral (i) in accordance with Article XI, or (ii) otherwise with the approval of Landlord, in consultation with the Independent Engineer (provided that such approval is obtained within sixty (60) days thereof).

14.1.15 Event of Abandonment. An Event of Abandonment occurs.

14.1.16 Taking or Total Loss. An Event of Taking with respect to all or a material portion of the Project or any Equity Interests in the Lessee occurs, or an Event of Total Loss occurs.

14.1.17 Change of Control. A Change of Control of Lessee occurs.

14.1.18 Credit Agreement Defaults. Any Event of Default under the terms of the Credit Agreement caused by or resulting from the action or inaction of Lessee occurs.

14.1.19 Subletting. The purported subletting of the Premises or any part thereof or purported assignment of this Lease by Lessee without the prior written consent of Landlord.

14.1.18 Put/Call. Any event under the Put/Call Agreement the occurrence of which allows Landlord to terminate this Lease pursuant to the terms of the Put/Call Agreement.

14.2 Remedies. If a Default occurs, then, subject to the terms of the Lease Documents, Landlord may exercise any one or more of the following remedies, to the extent permitted by law, or any other legal or equitable remedy permitted under applicable Laws:

14.2.1 Landlord may terminate this Lease (and accelerate the Lease Term Expiration Date) upon the delivery of notice thereof to Lessee and Landlord shall have the right to immediate possession of the Premises and Lessee shall peacefully surrender possession of the Premises to Landlord. Lessee hereby waives any and all rights it may have, at law or in equity, to the receipt of notice of default or demand for forfeiture, except as expressly provided herein. In the event Lessee holds the Premises over beyond the termination of the Lease Term, Landlord shall have the right to recover Landlord’s cost in recovering possession of the Premises (including, without limitation, attorneys’ fees and litigation costs and expenses), such amounts as may be permitted under applicable law and any other amounts due and payable to Landlord hereunder. In addition to the foregoing, if the Lease is terminated as aforesaid, then Landlord shall also have the right to recover from Lessee all amounts Landlord is required to pay pursuant to the Financing Documents and all damages allowable to Landlord under applicable Law in each case as a result of a Default under this Lease.

14.2.2 Landlord, without terminating this Lease, shall have the right to terminate Lessee’s right to possess the Premises and to recover possession thereof and Lessee shall peacefully surrender the Premises to Landlord. Lessee hereby waives any and all rights it may have, at law or in equity, to the receipt of notice of default or demand for forfeiture, except as expressly provided herein. Landlord, at Landlord’s option and without any obligation, may cause the Premises to be prepared for reletting, and may relet the Premises or any part thereof as agent of Lessee, for a term to expire prior to, at the same time as, or subsequent to the expiration of the Lease Term, at Landlord’s option. In the event of such reletting, Landlord shall receive the rents therefor, applying the same first, to the repayment of reasonable expenses as Landlord may have incurred in connection with said resumption of possession, preparing for reletting and reletting (including, without limitation, remodeling costs, brokerage and attorneys’ fees), and, second, to the payment of damages and amounts equal to the Rent due hereunder and to the cost of performing the other obligations of Lessee as herein provided. Lessee, regardless of whether Landlord has relet the Premises, shall pay to Landlord damages equal to the Rent herein agreed to be paid by Lessee less the proceeds of the reletting, if any, and such Rent shall be due and payable by Lessee on the days on which Rent is due hereunder. Landlord shall have no obligation to mitigate damages, notwithstanding any obligation which may be implied under applicable laws, and the parties agree that such agreement is a material part of the consideration for this Lease.

14.2.3 Landlord shall perform for Lessee any of the obligations Lessee has agreed to perform hereunder if Lessee has defaulted in the performance of such obligations. Upon demand, Lessee shall reimburse Landlord for Landlord’s cost of performing for Lessee. Any amounts so expended by Landlord shall be immediately due and payable.

14.2.4 Lessee shall pay to Landlord, upon demand, interest at the Default Interest Rate on any past-due payments of Rent or other amounts due hereunder, which interest shall commence to accrue on the first day after the due date of any such payment regardless of any cure or grace periods which may be granted hereunder or with respect thereto.

14.2.5 Landlord shall have the right at any time after a Default, and without demand or notice, to bring an action for forcible entry, forcible detainer or forcible entry and forcible detainer or other legal proceedings as Landlord may elect.

14.2.6 If Landlord elects to file suit to enforce this Lease or otherwise to protect its rights hereunder, in addition to the other remedies provided in this Lease and by law, Landlord may have the appointment of a receiver of the Premises.

14.2.7 Suits for the recovery of other damages may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Lease Term would have expired. All remedies of Landlord pursuant to this Section 14.2 and all rights and remedies of Landlord at law or in equity are non-exclusive, cumulative and concurrent.

ARTICLE XV - HOLDOVER, SURRENDER AND REMOVAL

15.1 Holdover. Lessee shall not remain in possession of the Premises or any part thereof after the Termination Date. If Lessee fails to peacefully surrender possession of the Premises after Lessee’s right to possession has terminated, by lapse of time or otherwise, Lessee shall become a tenant at sufferance upon all of the terms contained herein, except as to Lease Term and Rent. During such holdover period, Lessee shall pay to Landlord a monthly rental equivalent to one hundred fifty percent (150%) of the Rent payable by Lessee to Landlord with respect to the last month of the Lease Term. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession. Without limiting the foregoing, Lessee shall indemnify and hold harmless Landlord for any and all claims, actions, causes of action, liabilities, penalties, forfeitures, damages, losses or expenses (including, without limitation, attorneys’ fees and consequential damages) resulting from Lessee’s holdover of possession of the Premises, which obligations shall survive the expiration or termination of this Lease.

15.2 Surrender of Possession. Upon the Termination Date, Lessee shall surrender to Landlord possession of the Premises, subject only to the Permitted Exceptions. All alterations, improvements, additions and utility installations which remain on the Premises shall thereupon become the property of Landlord and shall be surrendered with the Premises.

ARTICLE XVI - REPRESENTATIONS AND WARRANTIES

16.1 Representations and Warranties by Landlord. Landlord represents and warrants to Lessee as of the Effective Date as follows:

16.1.1 Landlord is a limited liability company, duly organized and validly existing under the laws of the State of Iowa;

16.1.2 To the extent required by applicable Laws, Landlord is qualified to do business in the State;

16.1.3 Landlord has all requisite power and authority, has taken all actions required by its organizational documents and applicable Law, and has obtained all necessary consents, to execute and deliver this Lease and to perform Landlord’s obligations pursuant to this Lease;

16.1.4 Landlord is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code;

16.1.5 This Lease is the legal, valid, and binding agreement of Landlord, enforceable against Landlord in accordance with its terms; and

16.1.6 Prior to the date hereof, Holdco has contributed $4,000,000 to or as directed by Landlord as a capital contribution (the “Investment”) pursuant to the terms of the Credit Agreement.

16.2 Representations and Warranties by Lessee. Lessee represents and warrants to Landlord as follows:

16.2.1 Organization; Power; Compliance with Law and Contractual Obligations. On the date hereof and the Bring Down Date, Lessee (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing in each jurisdiction where the nature of its business requires such qualification (including Illinois), (c) has all requisite power and authority required to enter into and perform its obligations under each Transaction Document to which it is a party and to conduct its business as currently conducted by it, and (d) is in compliance in all material respects with all Laws and Contractual Obligations necessary to conduct its business, except to the extent that any non compliance with clause (b) of this Section 16.2.1 in any jurisdiction (other than Illinois) could not reasonably be expected to result in a Material Adverse Effect.

16.2.2 Due Authorization; Non-Contravention. On the date hereof and the Bring Down Date, the execution, delivery and performance by the Lessee of each Lease Document to which it is a party are within Lessee’s powers, have been duly authorized by all necessary action, and do not: (a) contravene Lessee’s Organic Documents; (b) contravene in any material respect any Law binding on or affecting Lessee; (c) contravene any Contractual Obligation binding on or affecting Lessee; (d) require any consent or approval under Lessee’s Organic Documents or under any Contractual Obligation binding on or affecting Lessee that has not been obtained; or (e) result in, or require the creation or imposition of, any Lien on Lessee’s properties or Equity Interests other than Permitted Liens.

16.2.3 Validity. On the date hereof and the Bring Down Date, each Lease Document to which Lessee is a party has been duly authorized, validly executed and delivered, and constitutes the legal, valid and binding obligations of Lessee enforceable against Lessee in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law).

16.2.4 Project Compliance (a) As of the Bring Down date, except as set forth on Schedule 16.2.4, the Project is owned, improved and maintained in compliance in all material respects with all applicable Laws and in compliance in all material respects with the requirements of all Necessary Project Approvals (including all Deferred Approvals) then required to have been obtained.

(b) As of the Bring Down date, the Project is owned, improved and maintained in compliance in all material respects with all of the Lessee’s Contractual Obligations.

16.2.5 Litigation. As of the date hereof and as of the Bring Down Date, no action, suit, proceeding or investigation has been instituted or threatened in writing against Lessee that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

16.2.6 Sole Purpose Nature; Business. As of the date hereof and the Bring Down Date, Lessee has not conducted and is not conducting any business or activities other than businesses and activities relating to the testing, repair, remediation, improvement, operation and maintenance of the Project as contemplated by this Lease and the Project Documents (subject, until the CS End Date, to Cold Shutdown).

16.2.7 Collateral.

(a) As of the date hereof, the Collateral includes all of the Equity Interests in, and all of the tangible and intangible assets of Lessee.

(b) As of the date hereof, the Liens and security interests granted to Landlord pursuant to the Lessee Security Documents (i) constitute, as to personal property included in the Lessee Collateral, a valid first priority security interest in such personal property and (ii) constitute, as to the Mortgaged Property (Lessee) included in the Lessee Collateral, a valid first priority Lien of record in the Mortgaged Property (Lessee), in each case subject only to Permitted Liens.

(c) As of the date hereof, the security interest granted pursuant to the Lessee Security Documents in the Lessee Collateral consisting of personal property will be perfected (i) with respect to any property that can be perfected by filing, upon the filing of UCC financing statements in the filing offices identified in Schedule 16.2.7, (ii) with respect to any Blocked Account Collateral that can be perfected solely by control, upon execution of a Lessee Blocked Account Agreement and (iii) with respect to any property (if any) that can be perfected solely by possession, upon the Collateral Agent receiving possession thereof, and in each case such security interest will be, as to Lessee Collateral perfected under the UCC or otherwise as aforesaid, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interest, encumbrance, assignment or otherwise, in each case subject only to Permitted Liens. After giving effect to the filings, registrations and giving of notice referred to in the prior sentence, all such action as is necessary has been taken to establish and perfect the Collateral Agent’s rights in and to the Lessee Collateral covered by the Lessee Security Documents to the extent the Collateral Agent’s security interest can be perfected by filing, including any recordation, filing, registration, giving of notice or other similar action. The Lessee has properly delivered or caused to be delivered to the Landlord, or provided the Landlord control of, all Lessee Collateral relating to assets of or equity in the Lessee that requires perfection of the Liens and security interests described above by possession or control. All or substantially all of the Lessee Collateral relating to assets of or equity in the Lessee (other than the Blocked Account Collateral, certificates, securities, investments, chattel paper, books and records and general intangibles), including the Mortgaged Property (Lessee) is or will (when acquired) be located on the Land.

16.2.8 Ownership of Properties. As of the date hereof and the Bring Down Date, Lessee has a good and valid ownership interest, leasehold interest, license interest or other right of use in all property and assets (tangible and intangible) included in the Lessee Collateral relating to assets of or equity in Lessee under each Lessee Security Document, other than the collateral pledged pursuant to the Lessee Pledge Agreement. To the Knowledge of Lessee, none of such properties or assets of or equity in Lessee are subject to any other claims of any Person on or after the Effective Date, other than Permitted Liens. As of the date hereof and the Bring Down Date, all Equity Interests in Lessee are owned by the Lessee Pledgor. As of the date hereof and the Bring Down Date, the properties and assets of Lessee are separately identifiable and are not commingled with the properties and assets of any other Person and are readily distinguishable from the property and assets of other Persons. As of the date hereof and the Bring Down Date, other than the Premises, Lessee does not have any leasehold interest in, and is not lessee of, any real property. As of the date hereof and the Bring Down Date, there are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, other than Permitted Liens.

16.2.9 Taxes. As of the date hereof and as of the Bring Down Date, Lessee has (a) filed all Tax Returns required by Law to have been filed by it and (b) has paid all Taxes thereby shown to be owing, as and when the same are due and payable, other than, in the case of this Section, Taxes that are subject to a Contest. As of the date hereof and as of the Bring Down Date, Lessee is not taxable as a corporation for federal tax purposes, and Lessee has not taken any action to cause it to be treated as a corporation for state or local tax purposes if it would, in the absence of such action, not be taxable as a corporation for state or local purposes. As of the date hereof and as of the Bring Down Date, Lessee is not a party to any tax sharing agreement with any Person. As of the date hereof and as of the Bring Down Date, Lessee has not agreed to extend the statute of limitations period applicable to the assessment or collection of any Tax. As of the date hereof and as of the Bring Down Date, Lessee is not currently under any governmental audit with respect to any Tax for any period, there are no claims for additional Tax being pursued by any Governmental Authority with respect to the business, income or activities of Lessee, and Lessee has no Knowledge of any such claims that have not yet been asserted but are likely to be asserted by a Governmental Authority.

16.2.10 ERISA Plans. As of the date hereof and as of the Bring Down Date, neither Lessee nor any ERISA Affiliate has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan or Multiemployer Plan. As of the date hereof and as of the Bring Down Date, Lessee has no any contingent liability with respect to any post retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA).

16.2.11 Property Rights, Utilities, Supplies Etc. (a) As of the Bring Down Date, all material property interests, utility services, means of transportation, facilities and other materials necessary for the performance of capital repairs, remediation and improvements with respect to, testing, start-up, use and operation of the Project (until the CS End Date in Cold Shutdown) (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project, and arrangements in respect thereof have been or will be made on commercially reasonable terms.

(b) As of the Bring Down Date, there are no material supplies, materials or equipment necessary for the performance of capital repair, remediation and improvements with respect to, operation (until the CS End Date in Cold Shutdown) or maintenance of the Project that are not expected to be available at the Land on commercially reasonable terms consistent with the Capital Improvement Budget, any Supplemental Capital Improvement Budget, or the Operating Budget, as applicable.

16.2.12 No Defaults. As of the date hereof and as of the Bring Down Date, no Default or Event of Default has occurred and is continuing.

16.2.13 Environmental Warranties As of the date hereof and as of the Bring Down Date:

(a) The Lease Parties are in compliance in all material respects with all applicable Environmental Laws, (ii) the Lease Parties have all Environmental Approvals required to operate their businesses as presently conducted and are in compliance in all material respects with the terms and conditions thereof and (iii) none of the Lease Parties has received any written communication (other than a communication that the Landlord has agreed in writing is not materially adverse) from a Governmental Authority that alleges that a Lease Party is not in compliance in all material respects with all Environmental Laws and Environmental Approvals.

(b) There is no Environmental Claim pending or, to the Knowledge of the Lessee, threatened against the Lessee. There is no Environmental Claim pending or, to the Knowledge of the Lessee, threatened against the Lessee Pledgor.

(c) Except as disclosed in the Environmental Site Assessment Report, there are no circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern that have occurred since the Effective Date at the Project, that could reasonably be expected to form the basis of any Environmental Claim against a Lease Party or could otherwise reasonably be expected to interfere with the capital improvement work with respect to or operation (until the CS End Date in Cold Shutdown) of the Project.

(d) Except to the extent disclosed in the Environmental Site Assessment Report, without in any way limiting the generality of the foregoing, (i) there are no on site or off site locations in which a Lease Party has stored, disposed or arranged for the disposal of Materials of Environmental Concern that could reasonably be expected to form the basis of an Environmental Claim or that is not in compliance with applicable Environmental Laws and (ii) no polychlorinated biphenyls (PCBs) are or will be used or stored by Lessee at any property owned or leased by a Lease Party.

(e) The Lessee has not received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and none of the business or operations of the Lessee is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at the Project or at any other location, including any location to which the Lessee has transported, or arranged for the transportation of, any Material of Environmental Concern.

16.2.14 Accuracy of Information. As of the date hereof and as of the Bring Down Date:

(a) All factual information furnished by or on behalf of Lessee in this Lease, in any other Lease Document or otherwise in writing to Landlord, any Consultant, or counsel for purposes of or in connection with this Lease and the other Lease Documents (other than projections, budgets and other “forward looking” information that have been prepared on a reasonable basis and in good faith by or on behalf of Lessee) is, when taken as a whole, after giving effect to any supplemental information, and as of the date furnished, true and accurate in all material respects and such information is not, when taken as a whole, after giving effect to any supplemental information, as of the date furnished, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect. The assumptions constituting the basis on which Lessee has prepared the Capital Improvement Budget, and the numbers set forth therein, were developed and consistently utilized in good faith and are reasonable and represent Lessee’s reasonable judgment as of the date prepared as to the matters contained therein, based on all information known to the Lessee.

(b) Lessee reasonably believes that the Capital Improvement Completion Date will occur on or before the Commencement Date Certain and that the cost to complete the performance of capital improvements with respect to the Project shall be as set forth in the Capital Improvement Budget. Lessee reasonably believes that after the performance of capital repair, remediation and improvements contemplated under the Capital Improvement Budget and performance of any necessary testing and start-up, the use, ownership, operation and maintenance of the Project are economically and technically feasible.

16.2.15 Indebtedness As of the date hereof and as of the Bring Down Date, the Lessee has no outstanding Indebtedness other than Indebtedness permitted pursuant to the terms of this Lease, and all Liens (other than Permitted Liens) against assets of the Lessee have been released.

16.2.16 Separateness. As of the date hereof and as of the Bring Down Date, Lessee maintains separate bank accounts and separate books of account from any other Person. As of the date hereof and as of the Bring Down Date, the separate liabilities of Lessee are readily distinguishable from the liabilities of each Affiliate of Lessee, including the Lessee Pledgor. Lessee conducts its business solely in its own name in a manner not misleading to other Persons as to its identity. As of the date hereof and as of the Bring Down Date, the Lessee is in compliance with the provisions set forth on Schedule 16.2.16.

16.2.17 Subsidiaries. As of the date hereof and as of the Bring Down Date, Lessee has no Subsidiaries.

16.2.18 Employment Matters As of the date hereof and as of the Bring Down Date, the Lessee does not have any employees.

16.2.19 Legal Name and Place of Business.

As of the date hereof and as of the Bring Down Date, the exact legal name and jurisdiction of formation of Lessee is: REG Seneca, LLC, a limited liability company organized and existing under the laws of the State of Iowa, and Lessee has not had any other legal names in the previous five (5) years other than REG Illinois, LLC. As of the date hereof and as of the Bring Down Date, the chief executive office of Lessee is located at 416 S. Bell Ave., P.O. Box 888, Ames, Iowa 50010. Lessee also does business at the Premises.

16.2.20 No Brokers. As of the date hereof and as of the Bring Down Date, Lessee has no obligation to pay any finder’s, advisory, broker’s or investment banking fee in connection with the transactions contemplated by this Lease.

16.2.21 Insurance. As of the date hereof, all insurance required to be obtained and maintained pursuant to the Lease Documents by Lessee is in full force and effect and complies with the insurance requirements set forth in Article X. All premiums then due and payable on all such insurance have been paid.

16.2.22 Accounts. As of the date hereof and as of the Bring Down Date, Lessee does not have, and is not the beneficiary of, any bank account other than (i) the Lessee Revenue Account and (ii) Lessee Local Accounts set forth on Schedule 16.2.22 with respect to which Blocked Account Agreements have been duly executed and delivered.

16.2.23 Contracts. As of the date hereof:

(a) All contracts, agreements, instruments, letter agreements, or other documents to which the Lessee is a party or by which it or any of its properties is bound (other than the Lease Documents), including the Project Documents, and all documents amending, supplementing, interpreting or otherwise modifying or clarifying such contracts, agreements, instruments, letter agreements, understandings and other documents are listed in Schedule 16.2.23, other than any such contracts that are not Project Documents and (A) have a term of less than six (6) months, (B) under which the Lessee could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of one hundred thousand Dollars ($100,000) per year individually or two hundred fifty thousand Dollars ($250,000) per year in the aggregate and (C) a termination of which could not reasonably be expected to result in a Material Adverse Effect.

(b) All contracts, agreements, instruments, letter agreements, or other documents that are required to be obtained by Lessee in connection with the repair, remediation and improvement contemplated by the Capital Improvement Budget and operation of the Project as contemplated by this Lease and the Financing Documents (subject, until the CS End Date, to Cold Shutdown) (collectively, the “Necessary Project Contracts”) are listed in Schedule 16.2.23, other than such contracts that (i) have a term of less than six (6) months, (ii) under which Lessee could not reasonably be expected to have obligations, liabilities or revenues equal to or in excess of $100,000 per year individually or $250,000 per year in the aggregate, and (iii) a termination of which could not reasonably be expected to result in a Material Adverse Effect.

(c) The Necessary Project Contracts listed in Part B of Schedule 16.2.23 are not required to be in effect prior to the Effective Date (collectively, the “Deferred Contracts”) and are not yet in effect.

16.2.24 Governmental Approvals.

(a) As of the date hereof and the Bring Down Date, all material Governmental Approvals that are required to be obtained by Lessee in connection with (i) the due execution, delivery and performance of the Transaction Documents to which it is a party, and (ii) the use and operation of the Project and the completion of those capital improvements identified in the Capital Improvement Budget, and, (iii) the grant by Lessee of the Liens granted under the Lessee Security Documents and the validity, perfection and enforceability thereof (the “Necessary Project Approvals”) are listed in Schedule 16.2.24.

(b) The Necessary Project Approvals listed in Part A of Schedule 16.2.24 have been obtained, are in full force and effect, are properly in the name of the Landlord, or where required by applicable law, Lessee, and are final and Non-Appealable.

(c) The Necessary Project Approvals listed in Part B of Schedule 16.2.24 are not required under applicable Laws to be obtained prior to the Effective Date (collectively, the “Deferred Approvals”) and the Lessee has no reason to believe that any Deferred Approval will not be obtained, as required, in the normal course of the ownership, use and operation of the Project, and the completion of those capital improvements identified in the Capital Improvement Budget.

(d) Part B of Schedule 16.2.24 specifies the stage of performance of capital improvements or operation for which, each Deferred Approval included therein is required to be obtained.

(e) The Lessee may update and correct, with approval of the Landlord, which approval will not be unreasonably withheld, conditioned or delayed, any reference to a Necessary Project Approval on Schedule 16.2.24 that has been replaced in accordance with applicable Law or to reflect changes in the status thereof.

(f) As of the Bring Down Date, the information set forth in each application (including any updates or supplements thereto) submitted by or on behalf of the Lessee in connection with each Necessary Project Approval after the date hereof was accurate and complete at the time of submission and continues to be accurate and complete, in each case in all material respects and to the extent required for the issuance or continued effectiveness of such Necessary Project Approval.

16.2.25 Financial Information. As of the date hereof and the Bring Down Date, each of the financial statements of the Lessee delivered pursuant hereto has been prepared in accordance with GAAP, and fairly presents in all material respects the financial condition of the Lessee as at the dates thereof and the results of its operations for the period then ended (subject, in the case of unaudited financial statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes).

16.2.26 [INTENTIONALLY OMITTED]

16.2.27 Patents, Trademarks, Etc. As of the date hereof:

(a) Schedule 16.2.27(a) sets forth a listing of all registered Intellectual Property and pending applications for registration of Intellectual Property owned or used by the Lessee.

(b) Schedule 16.2.27(b) sets forth all written licenses (excluding off-the-shelf Software and end-user licenses for mass market Software) to which the Lessee is a party either as a licensee or licensor and any other material contracts under which the Lessee grants or receives any rights to Intellectual Property. Neither the Lessee nor, to the knowledge of the Lessee, any other party thereto is in default in the performance, observance or fulfillment of any obligation, covenant or conditions contained in any such license or contract.

(c) The Lessee owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use, the Intellectual Property owned or used by the Lessee (“Lessee Intellectual Property”) as currently available for use.

(d) The Lessee has not received any notice regarding any infringement or misappropriation by the Lessee of any Intellectual Property of any third party including any demands or offers to license any Intellectual Property from any third party.

(e) To the Knowledge of the Lessee, no third party is infringing or has infringed, misappropriated or otherwise violated any Lessee Intellectual Property. No such claims have been brought or threatened in writing against any third party by the Lessee.

(f) As used herein, “Intellectual Property” means any of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals and reissues for any of the foregoing; (B) Internet domain names, trademarks, service marks, trade dress, trade names, logos, slogans and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (C) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (D) mask works and registrations and applications for registration thereof; (E) computer Software, data, data bases and documentation thereof; (F) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information) (collectively, “Trade Secrets”); and (G) copies and tangible embodiments thereof (in whatever form or medium). As used herein, “Software” means computer software programs, including all source code, object code, specifications, databases, designs and documentation related to such programs, in each case as they exist anywhere in the world.

16.2.28 Closing Date Disbursements. The Closing Date Disbursements are in accordance with the Capital Improvement Budget.

TENANT ACKNOWLEDGES AND AGREES THAT AS AMONG LANDLORD, THE COLLATERAL AGENT AND TENANT (a) THE PLANT IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE ACCEPTABLE TO TENANT AND TENANT TAKES THE SAME “AS IS, WHERE IS, WITH ALL FAULTS” (b) TENANT IS SATISFIED THAT THE PLANT IS SUITABLE FOR ITS PURPOSES, AND TENANT HAS CONDUCTED SUCH INVESTIGATIONS OF THE PREMISES, INCLUDING WITHOUT LIMITATION, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS TENANT DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PREMISES; (c) LANDLORD IS NOT A MANUFACTURER OR A DEALER IN PROPERTY SUCH AS THE PLANT, (d) NEITHER LANDLORD NOR THE COLLATERAL AGENT MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE, AND EACH WILL BE DEEMED TO HAVE EXPRESSLY DISCLAIMED, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO, AND SHALL HAVE NO LIABILITY IN RELATION TO, THE TITLE, ZONING, UTILITIES, OPERATING HISTORY OR PROJECTIONS, WORTHINESS, VALUE, GOVERNMENTAL APPROVALS, CONDITION, DESIGN, OPERATION, COMPLIANCE WITH LAWS, MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE OF THE PLANT OR ANY PART THEREOF, AS TO THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AS TO THE ABSENCE OF ANY INFRINGEMENT OF ANY PATENT, TRADEMARK OR COPYRIGHT, AS TO THE ABSENCE OF OBLIGATIONS BASED ON STRICT LIABILITY IN TORT, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PLANT OR ANY PART THEREOF, (e) TENANT IS AWARE OF MATERIAL MECHANICAL AND STRUCTURAL DEFECTS AND MATERIAL DAMAGE TO THE PLANT, AND (f) TENANT HAS NOT RELIED ON AND WILL NOT RELY ON, AND LANDLORD IS NOT LIABLE FOR OR BOUND BY ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PREMISES.

ARTICLE XVII - COMPLETION OF PROJECT;

LANDLORD COVENANT

17.1 Project Requirements. Lessee shall complete the capital improvements and repairs (subject to the terms of Section 17.2 below), in accordance with the Capital Improvement Budget or any Supplemental Capital Improvement Budget. Lessee shall complete the Designated Capital Improvements as soon as reasonably practicable following the Effective Date but in any event no later than the Commencement Date Certain. The Designated Capital Improvements and the Supplemental Capital Improvements shall be constructed in a good and workmanlike fashion, in accordance with all applicable statutes, laws, ordinances, orders, codes, rules, regulations, building and fire codes and other governmental requirements, including, without limitation, the ADA. Lessee shall permit access to each applicable portion of the Premises upon reasonable notice (except that no notice shall be required in the case of an emergency), and the Designated Capital Improvements and the Supplemental Capital Improvements shall be subject to inspection and supervision by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Designated Capital Improvements and the Supplemental Capital Improvements are being constructed and installed and within a reasonable period following completion of the Designated Capital Improvements and the Supplemental Capital Improvements. Notwithstanding the foregoing, neither Landlord’s review and approval of the Capital Improvement Budget or a Supplement Capital Improvement Budget or Landlord’s supervision of the Designated Capital Improvements or the Supplemental Capital Improvements shall create any responsibility or liability on the part of Landlord for compliance with all applicable statutes, laws, ordinances, orders, codes, rules, regulations, building and fire codes and other governmental requirements, as described above, or for the completeness or design sufficiency of the Designated Capital Improvements and or the Supplemental Capital Improvements. No portion of the Designated Capital Improvements or the Supplemental Capital Improvements shall be undertaken or commenced by Lessee until (i) all necessary permits have been obtained by Lessee and (ii) all required insurance coverages have been obtained by Lessee, it being understood that failure of Landlord to receive evidence of such coverage upon commencement of the Designated Capital Improvements or the Supplemental Capital Improvements shall not waive Lessee’s obligations to obtain such coverages. Any changes to the Capital Improvement Budget or the Supplemental Capital Improvement Budget must be made in accordance with the terms of the Credit Agreement and approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned.

17.2 Designated Capital Improvement Costs. Costs associated with the Designated Capital Improvements shall be paid out of the Capital Improvement Account in accordance with the Accounts Agreement. If the cost of the Designated Capital Improvements exceeds the amounts in the Capital Improvement Account, then Lessee shall have sole responsibility for the payment of such excess cost, and Lessee shall pay any such excess when due from time to time.

17.3 Supplemental Capital Improvement Costs. Costs associated with the Supplemental Capital Improvements shall be paid in accordance with the Accounts Agreement.

17.4 Ownership. Any and all Improvements located, constructed, placed, maintained, repaired or altered as a part of this Article XVII shall be considered part of the Premises and shall become the property of Landlord.

17.5 Landlord Covenant. Landlord covenants and agrees with Lessee that Landlord shall comply with the terms and conditions of the Put/Call Agreement, the Credit Agreement and the Operating Agreement.

ARTICLE XVIII - INDEMNITY PROVISIONS

18.1 Indemnity by Lessee. Lessee hereby agrees to indemnify, defend (by counsel reasonably acceptable to Landlord) and hold harmless all of the Landlord Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature resulting from or arising out of any injury to or death of any person or damage to or loss of property to the extent caused by the negligence or willful misconduct of Lessee or any Lessee Indemnified Party; provided, however, that Lessee shall have no obligation to indemnify, defend or hold harmless any Landlord Indemnified Party to the extent that any liability, loss, damage, expense, suit, demand or judgment is attributable to negligence or willful misconduct of any Landlord Indemnified Party.

18.2 Indemnity by Landlord. Landlord hereby agrees to indemnify, defend (by counsel reasonably acceptable to Lessee) and hold harmless all of the Lessee Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands or judgments of any nature resulting from or arising out of any injury to or death of any person or damage to or loss of property to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Indemnified Party; provided, however, that Landlord shall have no obligation to indemnify, defend or hold harmless any Lessee Indemnified Party to the extent that any liability, loss, damage, expense, suit, demand or judgment is attributable to negligence or willful misconduct of any Lessee Indemnified Party.

ARTICLE XIX - GENERAL PROVISIONS

19.1 Conditions and Covenants. All of the provisions of this Lease shall be deemed as running with the Land, and construed to be “conditions” as well as “covenants” as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

19.2 Survival. All representations, warranties and indemnities of Lessee and Landlord under this Lease shall survive the expiration or sooner termination of this Lease.

19.3 No Waiver of Breach. No failure by either Landlord or Lessee to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach or default thereof, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Lease, but each and every covenant, condition, agreement and term of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.4 Notices. Unless otherwise specifically provided in this Lease or by applicable Law, any and all notices or other communications required or permitted by this Lease or by applicable Law to be served on, given to, or delivered to or from any party to this Lease shall be in writing and shall be effective for all purposes if the same is sent (a) by mailing the same by postage prepaid registered or certified mail, return receipt requested, (b) by facsimile transmission with confirmation of transmission or (c) by recognized overnight courier service, at the notice address set forth below. The date of the delivery of the notice or demand shall be deemed the date of the addressee’s receipt thereof (unless the notice or demand is not accepted, in which case the date of refusal of delivery shall be deemed the date of receipt thereof).

LANDLORD:	Seneca Landlord, LLC
2425 Olympic Boulevard, Suite 4050 West
Santa Monica, California 90404
Attn: Jonathan Koch
Telephone: (310) 586-3920
Facsimile: (310) 586-3995

with copies to:	Bunge North America
11720 Borman Drive
St. Louis, MO 63146
Attention: General Manager – Bunge Biofuels
Facsimile: (314) 292-2110

Bunge North America
11720 Borman Drive
St. Louis, MO 63146
Attention: General Counsel
Facsimile: (314) 292-2521

USRG Holdco V, LLC
10 Bank Street, Suite 580
White Plains, NY 10606
Attention: Jonathan Koch
Telephone: (914) 390-9620
Facsimile: (914) 206-3509

West Central Cooperative
406 First Street
Ralston, IA 51459
Attention: Jeffrey Stroburg
Facsimile: (712) 667-3321

TENANT:	REG Seneca, LLC
c/o Renewable Energy Group, Inc.
416 S. Bell Ave., P.O. Box 888
Ames, Iowa 50010
Attention: President
Telephone: (515) 239-8000
Facsimile: (515) 239-8029

with a copy to:	Wilcox, Polking, Gerken,
Schwarzkopf & Copeland, P.C.
115 E. Lincolnway, Suite 200
Jefferson, Iowa 50129-2149
Attention: John A. Gerken
Telephone: (515) 386-3158
Facsimile: (515) 386-8531

Any party may change its address for the purpose of this Lease by giving written notice of such change to the other party in the manner provided in this Section 19.4. Notice given by counsel for a party shall be deemed notice by such party.

19.5 Gender. The use herein of any gender includes all others, and the singular number includes the plural and vice-versa, whenever the context so requires.

19.6 Captions. Captions in this Lease are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Lease or any of the terms hereof.

19.7 Entire Agreement. This Lease and any other agreements referred to herein contain the entire agreement between the parties regarding the subject matter hereof. Any prior or contemporaneous oral representations, agreements, understandings and/or statements shall be of no force and effect.

19.8 Waiver; Amendment; Amendment to Credit Agreement. No modification, waiver, amendment, discharge or change of this Lease shall be valid unless the same is in writing and signed by the party against whom the enforcement of such modification, waiver, amendment, discharge or change is or may be sought; provided, however, if any defined term, schedule or exhibit contained in the Credit Agreement which has been defined in this Lease by reference to the term as so defined in the Credit Agreement is amended, then such term, schedule or exhibit in this Lease shall be so amended without the prior consent of Lessee.

19.9 Attorney’s Fees. If either party retains an attorney to enforce this Lease, the prevailing party shall be entitled to recover, in addition to all other items of recovery permitted by law, reasonable attorneys’ fees and costs incurred through litigation, bankruptcy proceedings and all appeals.

19.10 Time. Time is of the essence of each obligation of each party hereunder.

19.11 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State, without regard to its rules relating to conflicts of laws.

19.12 Binding Effect. Subject to any provision of this Lease that may prohibit or curtail assignment of any rights hereunder, this Lease shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

19.13 Severability. If any term, provision, covenant or condition of this Lease is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

19.14 Counterparts. This Lease may be executed in multiple counterparts, each of which shall be deemed an original and when taken together will constitute one instrument, and may be executed and delivered by facsimile signature, which shall be considered an original.

19.15 Estoppel Certificates. Each party shall execute, acknowledge and deliver to the other party, within twenty (20) days after requested by the other party, a statement in writing certifying, if such is the case, that this Lease in unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified); the Effective Date; the dates for which the Rent and other charges have been paid; any alleged defaults and claims against the other party and providing such other factual information as shall be reasonably requested.

19.16 Broker. Landlord and Lessee each represent and warrant that it has had no dealings or conversations with any real estate broker in connection with a negotiation and execution of this Lease. Landlord and Lessee each agree to defend, indemnify and hold harmless the other against all liabilities arising from any claim of any real estate brokers, including cost of counsel fees, resulting from their respective acts.

19.17 Memorandum of Lease. This Lease shall not be recorded. However, contemporaneously with the execution of this Lease, Landlord and Lessee shall execute and acknowledge a Memorandum of this Lease (the “Memorandum”) for purpose of recordation. The Memorandum shall be in the form attached hereto as Exhibit C. Either party may record the Memorandum in the appropriate public records. Upon termination of this Lease, Lessee agrees, upon demand, to execute a release of the Memorandum in recordable form. This obligation shall survive the expiration or termination of this Lease.

19.18 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW AND APPLICABLE POLICIES OF INSURANCE, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LEASE.

19.19 Appointment of Process Agent and Service of Process. Lessee hereby irrevocably appoints CT Corporation as agent to receive on behalf of itself services of copies of the summons and complaint and any other process that may be served in any action or proceeding in the State. If for any reason the Process Agent shall cease to act as such for Lessee, Lessee hereby agrees to designate a new agent in the State on the terms and for the purposes of this Section 19.19 reasonably satisfactory to Landlord. Such service may be made by mailing or delivering a copy of such process to Lessee in care of the Process Agent at the Process Agent’s above address, and Lessee hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

19.20 Benefits of Agreement. Nothing in this Lease or any other Lease Document, express or implied, shall give to any Person, other than the parties hereto and thereto, and each of their successors and permitted assigns under this Lease or the Lease Documents, any benefit or any legal or equitable right or remedy under this Lease.

[See next page for signatures.]

SIGNATURE PAGE FOR

LEASE AGREEMENT

IN WITNESS WHEREOF, this Lease has been executed by Landlord and Lessee, through their respective duly authorized representatives, on the dates set forth below.

LANDLORD:

SENECA LANDLORD, LLC, an Iowa limited liability company

By:	/s/ Eric Hakmiller
Name:	Eric Hakmiller
Title:	Co-President

Date: April 8, 2010

TENANT:

REG SENECA, LLC, an Iowa limited liability company

By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh
Title:	President

Date: April 8, 2010

Solely for purposes of Section 13.3.2 and in the case of REG, Section 5.5.21:

RENEWABLE ENERGY GROUP, INC., a Delaware corporation		REG INTERMEDIATE HOLDCO, INC a Delaware corporation

By:	/s/ Daniel J. Oh	By:	/s/ Daniel J. Oh
Name:	Daniel J. Oh	Name:	Daniel J. Oh
Title:	President	Title:	President

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot A in Nova Minor Industrial Park, being a Resubdivision of Lot 1 in Shipyard Industrial Park, being a subdivision of the East Fractional Half of Section 25, Township 33 North, Range 5 East of the Third Principal Meridian and part of the Northwest Fractional Quarter of Section 30, Township 33 North, Range 6 East of the Third Principal Meridian, according to the plat of said resubdivision recorded in LaSalle County on 25 October 2007 as document 2007-25947 and recorded in Grundy County on 25 October 2007 as document 483394; SITUATED IN LASALLE AND GRUNDY COUNTIES, ILLINOIS.

EXHIBIT B

PERMITTED EXCEPTIONS

EXHIBIT C

FORM OF MEMORANDUM OF LEASE

STATE OF	)
	)	MEMORANDUM OF LEASE
COUNTY OF	)

This is a memorandum of that certain unrecorded Lease Agreement (as the same may be amended or restated from time to time, the “Lease”) dated as of                     , 2010, by and between REG Seneca, LLC (“Lessee”) and Seneca Landlord, LLC (“Landlord”), concerning the land described in Exhibit A attached hereto and the improvements located thereon (said land and improvements being collectively referred to herein as, the “Premises”).

Under the Lease, Landlord leases the Premises to Lessee, and Lessee leases the same from Landlord, for the term and under the provisions contained in the Lease. Reference is made to the Lease for a complete statement of the terms, conditions and provisions thereof. The purposes of this Memorandum is to provide notice of the Lease and certain provisions thereof. In the event of any conflict between this Memorandum and the Lease, the Lease shall govern.

The term of the Lease is to commence on the date hereof and will continue for a term of seven (7) years thereafter, as stated in the Lease.

This Memorandum is not a complete summary of the Lease. Provisions in this Memorandum shall not be used in interpreting the Lease.

[See next page for signatures.]

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum of Lease to be executed by their respective duly authorized officers, effective as of the      day of             , 2010.

TENANT:

REG SENECA, LLC, an Iowa limited liability company

By:
Print Name:
Title:

STATE OF	)
	)	ACKNOWLEDGMENT
COUNTY OF	)

The foregoing instrument was acknowledged before me this      day of             , 2010 by             , the                      of                                         , a                                     , on behalf of said             .

Notary Public

My commission expires on                     ,

IMPRESS SEAL HERE

[Signature page continues below.]

LANDLORD:
SENECA LANDLORD, LLC, an Iowa limited liability company
By:
Print	Name:
Title:

STATE OF	§
	§	ACKNOWLEDGMENT
COUNTY OF	§

The foregoing instrument was acknowledged before me this      day of             , 2010, by                                         , the                      of                     , a                    , on behalf of said                     .

Notary Public

My commission expires on                     ,

IMPRESS SEAL HERE

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot A in Nova Minor Industrial Park, being a Resubdivision of Lot 1 in Shipyard Industrial Park, being a subdivision of the East Fractional Half of Section 25, Township 33 North, Range 5 East of the Third Principal Meridian and part of the Northwest Fractional Quarter of Section 30, Township 33 North, Range 6 East of the Third Principal Meridian, according to the plat of said resubdivision recorded in LaSalle County on 25 October 2007 as document 2007-25947 and recorded in Grundy County on 25 October 2007 as document 483394; SITUATED IN LASALLE AND GRUNDY COUNTIES, ILLINOIS.